UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ferro Corporation

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
PROPOSAL TWO: LONG-TERM INCENTIVE PLAN
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
PROPOSAL FOUR: AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO PERMIT THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S CODE OF REGULATIONS TO THE EXTENT PERMITTED BY OHIO LAW
PROPOSAL FIVE: SHAREHOLDER PROPOSAL
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
SHAREHOLDER VOTING
MISCELLANEOUS
FERRO CORPORATION 2010 LONG-TERM INCENTIVE PLAN

FERRO CORPORATION 100O LAKESIDE AVENUE CLEVELAND, OHIO 44114-1147 USA TELEPHONE: (216) 641-8580 FACSIMILE: (216) 875-7266 WEBSITE: www.ferro.com

March 29, 2010

Dear Shareholder:

I cordially invite you to attend the 2010 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 30, 2010. The meeting will be held at our corporate offices located at 1000 Lakeside Avenue in Cleveland, Ohio, and will begin at 10:00 a.m. (Eastern Time). At the 2010 Annual Meeting, shareholders will (i) vote on the election of three Directors, (ii) vote on the approval of the 2010 Long-Term Incentive Plan, (iii) vote on the ratification of the appointment of Deloitte & Touche LLP as Ferro’s independent registered public accounting firm for the fiscal year ending December 31, 2010, (iv) vote on a proposal to amend Ferro’s Code of Regulations to permit the Board of Directors to amend Ferro’s Code of Regulations to the extent permitted by Ohio law, (v) vote on a shareholder proposal, if properly presented at the Annual Meeting, and (vi) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The following Proxy Statement contains information about the Directors, a description of our corporate governance practices, information about our relationship with Deloitte & Touche LLP, a description of the proposed 2010 Long-Term Incentive Plan, a description of the proposed amendment to our Code of Regulations, a description of the shareholder proposal and other relevant information about our Company and the Annual Meeting.

Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.

I look forward to seeing you at the Annual Meeting.

Very truly yours,

James F. Kirsch
Chairman, President and
Chief Executive Officer

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s Annual Meeting of Shareholders.

Where and when will the meeting be held?

This year’s meeting will be held on April 30, 2010, at the Company’s corporate headquarters located at 1000 Lakeside Avenue in Cleveland, Ohio. The meeting will begin at 10:00 a.m. (Eastern Time). Parking is available at nearby facilities.

What will be voted on at the meeting?

At the meeting, shareholders will vote on the election of three Directors for terms ending in 2013, vote on the approval of the 2010 Long-Term Incentive Plan, vote on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010, vote on a proposal to amend the Company’s Code of Regulations to permit the Board of Directors to amend the Company’s Code of Regulations to the extent permitted by Ohio law, vote on a shareholder proposal, if properly presented at the Annual Meeting, and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What if I wish to attend the meeting?

If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist with meeting preparations and expedite your admission to the meeting.

Who is entitled to vote at the meeting?

The record date for this meeting is March 5, 2010. On that date, we had 86,228,869 shares of Common Stock (which have a par value of $1.00 per share) and 203,282 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Stock and Series A ESOP Convertible Preferred Stock will vote together as a single class.)

How do I vote?

If you are a registered shareholder, you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone:  You may call the toll-free number (1-888-652-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. Telephone voting is available through 11:59 p.m. Eastern Time on April 29, 2010. If you vote by telephone, you do not need to return your proxy card.

Over the Internet:  You may visit the Web site (www.investorvote.com/FOE) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. Internet voting is available through 11:59 p.m. Eastern Time on April 29, 2010. If you vote over the Internet, you do not need to return your proxy card.

By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you are a beneficial holder (your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials.

What if I change my mind before the meeting?

If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

o	FOR the election of the three nominees for Director named on page 1.

o	FOR the approval of the 2010 Long-Term Incentive Plan.

o	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

o	FOR the proposal to amend the Company’s Code of Regulations to permit the Board of Directors to amend the Company’s Code of Regulations to the extent permitted by Ohio law.

o	AGAINST the shareholder proposal.

o	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the Annual Meeting.

PROXY STATEMENT

This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation (the “Board”) in connection with the Annual Meeting of Shareholders to be held on April 30, 2010, at 10:00 a.m. (Eastern Time).

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will consider the election of three Directors for terms ending in 2013. In December 2009, the Board voted to increase the number of Directors and elected Richard C. Brown, Gregory E. Hyland and Ronald P. Vargo to the Board. The Directors are divided into three classes with each class having a minimum of three directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about Ferro’s Directors (including the nominees for re-election, the Directors whose terms will not expire at this meeting and the Directors whose term expires at the Annual Meeting and will not stand for re-election).*

The terms of office of Perry W. Premdas and Michael H. Bulkin expire on the day of this Annual Meeting and they are not standing for re-election. In addition, Michael F. Mee resigned from the Board effective March 3, 2010. To comply with the Company’s Code of Regulations, which requires that each class of directors have a minimum of three Directors, and the New York Stock Exchange’s listing standards, which require that each class of directors be of approximately equal size, the Board has added Ronald P. Vargo to the class of directors nominated for election at the Annual Meeting.

Nominees for Election at this Annual Meeting

The current terms of office of Richard C. Brown, Gregory E. Hyland and Ronald P. Vargo will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information about the three Directors nominated for re-election at this Annual Meeting:

RICHARD C. BROWN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	50 2009 This Annual Meeting 8,000 shares 0 shares None

Biographical Information:

Mr. Brown was elected to the Board in December 2009.

Mr. Brown currently serves as the Chief Executive Officer of Performance Fibers, a global leader in high-performance industrial fibers and related materials. Mr. Brown has worked in chemical and chemical-related businesses for the majority of his career and has strong international experience. Prior to joining Performance Fibers, Mr. Brown was Vice President and President of the Performance Chemicals Business of W.R. Grace & Co. from 2005 until 2007. Prior to his position with W.R. Grace & Co., Mr. Brown spent 19 years at General Electric Company, where he served as the President & Global Business Unit Leader of GE Advanced Materials and Silicones from 2003 until 2005 and President and General Manager of General Electric Sealants and Adhesives from 1999 until 2003.

Mr. Brown also serves as a director of Kraton Polymers LLC.

 *      For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 5, 2010, and includes shares that the Director owns beneficially, deferred shares and deferred stock units that are converted to Common Stock after a one-year vesting period. The number of shares reported as “Common Stock Under Option” is as of March 5, 2010, but includes shares subject to options that would be issued if the Director exercised all stock options vested within 60 days after March 5, 2010, the record date for the Annual Meeting.

GREGORY E. HYLAND Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	59 2009 This Annual Meeting 8,000 shares 0 shares None

Biographical Information:

Mr. Hyland was elected to the Board in December 2009.

Mr. Hyland has comprehensive operations, sales, and international experience in multiple industries. Mr. Hyland currently serves as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc. Prior to joining Mueller Water Products, Inc., Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005.

RONALD P. VARGO Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	55 2009 This Annual Meeting 8,000 shares 0 shares None

Biographical Information:

Mr. Vargo was elected to the Board in December 2009.

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. On March 1, 2010, Mr. Vargo was named Vice President and Chief Financial Officer of ICF International effective April 1, 2010. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Co-Chief Financial Officer in March 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003.

Messrs. Brown, Hyland and Vargo have each agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Vote Required

The three nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote will be elected Directors. Abstentions and broker non-votes will not be considered as shares voted for or against the election of the nominees. If you return a proxy without giving specific voting instructions, then your shares will be voted for the election of Messrs. Brown, Hyland and Vargo. If you own your shares through a bank or broker and do not provide specific voting instructions to the bank or broker or do not obtain a proxy to vote those shares, then your shares will not be voted in the election of Directors.

If the election of Directors is by cumulative voting (see page 52 below), the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment to elect as many of the Board nominees as possible.

Board Recommendation

The Board recommends that you vote “FOR” the election of Messrs. Brown, Hyland and Vargo. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Directors Continuing in Office

The following are the Directors who will continue in office after the Annual Meeting:

JAMES F. KIRSCH Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option:	52 2005 2012 267,493 shares 508,000 shares

Biographical Information:

Mr. Kirsch was elected Chairman of Ferro’s Board of Directors in December 2006. He was appointed Chief Executive Officer and a Director in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer.

Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.

Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

Mr. Kirsch also serves as a director of Cliff Natural Resources Inc. (an international mining and natural resources company).

SANDRA AUSTIN CRAYTON Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	62 1994 2011 32,967 shares 35,500 shares Finance Committee Governance & Nomination Committee

Biographical Information:

Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company.

Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ LLC and retired from that position in 2001, when the company was acquired.

Ms. Crayton formerly served as a director of Gambro AB (a medical technology and healthcare company) and NCCI Holdings, Inc. (a workers’ compensation database management firm).

RICHARD J. HIPPLE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	57 2007 2011 18,600 shares 0 shares Compensation Committee Finance Committee

Biographical Information:

Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Brush Engineered Materials Inc., a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Brush since May 2006 and President of Brush since May 2005. Mr. Hipple was Vice President of Strip Products of Brush from July 2001 until May 2002, when he became President of Alloy Products of Brush.

Prior to joining Brush, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

JENNIE S. HWANG, Ph.D. Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	62 2001 2012 32,125 shares 30,500 shares Audit Committee Governance & Nomination Committee

Biographical Information:

Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She has served as the President of H-Technologies Group since 1994, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang is an invited guest columnist for Global Solar Technology magazine. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Prior to establishing these companies, Dr. Hwang held various senior executive positions with Lockheed Martin Corp., SCM Corp. and The Sherwin-Williams Company.

Dr. Hwang holds a Ph.D. in engineering and two M.S. degrees in liquid crystals and chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is a worldwide speaker and author of more than 300 publications and several internationally-used textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology).

Dr. Hwang is a board member of Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University and formerly served on the board of Second Bancorp, Inc.

WILLIAM B. LAWRENCE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	65 1999 2011 30,970 shares 35,500 shares Audit Committee Compensation Committee Governance & Nomination Committee (Chair)

Biographical Information:

Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.

Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.

Mr. Lawrence also serves as a director of Brush Engineered Materials Inc. (a manufacturer of high-performance engineered materials).

WILLIAM J. SHARP Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	68 1998 2012 42,050 shares 35,500 shares Audit Committee (Chair) Compensation Committee Finance Committee

Biographical Information:

Mr. Sharp serves as a consultant to various private equity groups.

In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.

Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996 and served as President of North American Tire of Goodyear from 1998 until his retirement in 2001.

Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier), Exceed Company Ltd. (a designer and distributor of footwear, apparel and accessories), 2020 ChinaCap Acquirco, Inc. (a special purpose entity, which was acquired by Exceed Company Ltd. in October 2009) and Theotino, Inc. (a specialty IT outsourcing company dedicated to servicing small and medium enterprises worldwide).

DENNIS W. SULLIVAN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	71 1992 2011 80,862 shares 35,500 shares Audit Committee Governance & Nomination Committee

Biographical Information:

Mr. Sullivan retired as Executive Vice President of Parker-Hannifin Corporation, a producer of motion and control components for commercial, industrial and aerospace markets, in 2003. Mr. Sullivan began his career with Parker-Hannifin in 1960. He became Group Vice President in 1972, President of the Fluid Connectors Group in 1976, Corporate Vice President in 1978, President of the Fluidpower Group in 1979 and President of the Industrial Sector in 1980. He became an Executive Vice President of Parker-Hannifin in 1981.

Mr. Sullivan was formerly a director of Parker-Hannifin and of KeyCorp (a bank-based financial services company).

The Corporate Governance Principles provide that, unless the Board specifically requests otherwise, a Director is expected to retire from the Board at the annual meeting following his or her 70th birthday. Prior to the 2009 Annual Meeting, Mr. Sullivan turned 70 years of age; however, the Board requested that he continue his service on the Board until his successor was identified. Mr. Sullivan is expected to retire from the Board following the 2010 Annual Meeting.

Directors Not Standing for Re-Election

The following are the Directors whose term expires and will not stand for re-election at the Annual Meeting:

MICHAEL H. BULKIN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	71 1998 This Annual Meeting 80,780 shares 35,500 shares Compensation Committee (Chair)

Biographical Information:

Mr. Bulkin is a private investor. In 1965, he joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993.

Mr. Bulkin also serves as a director of Bunge Limited (a global food and agribusiness company operating in the farm-to-consumer food chain).

The Corporate Governance Principles provide that, unless the Board specifically requests otherwise, a Director is expected to retire from the Board at the annual meeting following his or her 70th birthday. Prior to the 2009 Annual Meeting, Mr. Bulkin turned 70 years of age; however, the Board requested that he continue his service on the Board until his successor was identified.

PERRY W. PREMDAS Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	57 2007 This Annual Meeting 50,559 shares 0 shares Audit Committee Finance Committee

Biographical Information:

From 1999 to 2004, Mr. Premdas served as the Chief Financial Officer and a member of the Board of Management of Celanese AG, a worldwide leader in chemical products, acetate fiber, technical polymers and performance products headquartered in Germany. From 1976 to 1998, Mr. Premdas held management and financial positions of increasing responsibility with Celanese Corporation and Hoechst AG, including Chief Financial Officer roles at Hoechst Celanese Corporation and Centeon LLC.

Mr. Premdas is also a director of Compass Minerals International, Inc. (a salt and specialty fertilizer company), Balchem Corporation (a developer, manufacturer and marketer of specialty performance ingredients and products for the nutritional, feed and medical sterilization industries), and Fresenius Kabi Pharmaceuticals Holding, Inc. (a subsidiary of Fresenius SE active in the field of injectable pharmaceutical products).

Board Meetings and Attendance

During 2009, the Board met 13 times and each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served except Ms. Crayton. (Messrs. Brown, Hyland and Vargo, who were elected to the Board late during the year, did not attend meetings prior to their election.) In accordance with Ferro’s Corporate Governance Guidelines, the Directors are encouraged to attend the Annual Meeting of Shareholders. All of the Directors who were in office at the time attended the 2009 Annual Meeting held on April 24, 2009.

Director Compensation

In 2009, Directors (other than Mr. Kirsch, who is an employee of the Company) were paid a quarterly retainer of $16,250 ($65,000 per annum) and in February 2009 were awarded 3,800 deferred stock units. (Messrs. Brown, Hyland and Vargo, who joined the Board in December 2009, did not receive deferred stock units in 2009.) The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. (In 2009, all non-employee Directors except Ms. Crayton and Messrs. Brown, Bulkin, Hyland and Vargo attended more than 24 meetings.) In 2009, the Chair of the Audit Committee was paid an additional quarterly fee of $5,000 ($20,000 per annum) and the Chairs of the Compensation, Finance and Governance & Nomination Committees were each paid an additional quarterly fee of $2,500 ($10,000 per annum). Directors’ fees and other compensation for 2009 were:

Directors’ Compensation Table

	Fees			Deferred Stock Units(2)
				Number of
				Shares of
	Paid In			Common		Total
Name	Cash	Deferred(1)	Total Fees	Stock	Value(3)	Compensation
	$	$	$	Shares	$	$

Richard C. Brown(4)	16,250	0	16,250	0	0	16,250

Michael H. Bulkin	0	75,000	75,000	3,800	5,206	80,206

Sandra Austin Crayton	65,000	0	65,000	3,800	5,206	70,206

Richard J. Hipple	78,500	0	78,500	3,800	5,206	83,706

Gregory E. Hyland(4)	16,250	0	16,250	0	0	16,250

Jennie S. Hwang	68,000	0	68,000	3,800	5,206	73,206

James F. Kirsch(5)	0	0	0	0	0	0

William B. Lawrence	87,000	0	87,000	3,800	5,206	92,206

Michael F. Mee(6)	0	85,500	85,500	3,800	5,206	90,706

Perry W. Premdas	0	78,500	78,500	3,800	5,206	83,706

William J. Sharp	109,000	0	109,000	3,800	5,206	114,206

Dennis W. Sullivan	0	68,000	68,000	3,800	5,206	73,206

Ronald P. Vargo(4)	16,250	0	16,250	0	0	16,250

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period unless the Directors elect to defer the payout. Messrs. Bulkin, Hipple, Lawrence, Mee, Premdas and Sullivan each elected to defer the payout of Common Stock into the Ferro Director Deferred Compensation Plan. The date of grant each year is generally the pre-determined date of the Compensation Committee meeting in February of that year.

(3)	The amounts in this column reflect full fair value of the award on February 25, 2009, the date of grant, and are computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards Codificationtm (“ASC”) Topic 718, Compensation — Stock Compensation.

(4)	Because they joined the Board of Directors during the fourth quarter, each of Messrs. Brown, Hyland and Vargo received a single quarterly retainer and no Common Stock for their services in 2009.

(5)	Mr. Kirsch is not paid any additional fees for his service as a Director because he is an employee of the Company.

(6)	Mr. Mee resigned from the Board of Directors effective March 3, 2010.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock and any dividends credited to a Director’s deferred account after he or she ceases to be a Director.

CORPORATE GOVERNANCE

Ferro’s Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company. Below is a description of the corporate governance measures in place to assure that objective is met. Further information about the Ferro’s corporate governance policies may be found on Ferro’s Web site: www.ferro.com.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on Ferro’s Web site (www.ferro.com), are intended to assure that Ferro’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on Ferro’s Web site (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than Mr. Kirsch, qualify as “independent” under such standards.

Board Committees

The Board of Directors has four committees, which are the Audit Committee, the Compensation Committee, the Finance Committee and the Governance & Nomination Committee.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, compliance with legal and regulatory requirements relating to Ferro’s financial reports, Ferro’s independent registered public accounting firm’s qualifications, independence, and performance, the performance of the internal audit and risk management functions, compliance with legal and ethical policies and accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the Company’s independent registered public accounting firm. The Audit Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

Dr. Hwang and Messrs. Lawrence, Premdas, Sharp and Sullivan served on the Audit Committee throughout 2009, with Mr. Sharp serving as the Chair. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence. The Board has determined, in its best judgment, that more than one member of the Audit Committee has the accounting and related financial management experience and expertise to qualify as an audit committee “financial expert” as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s (the “SEC”) rules under that statute. The Board has designated Mr. Premdas as the Audit Committee’s named financial expert. (Mr. Premdas’ biography is on page 8 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange (the “NYSE”) listing standards to serve on the Audit Committee.

The Audit Committee charter provides that an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies without the prior approval and authorization of the Board. Mr. Premdas serves on the audit committees of Balchem Corporation, Compass Minerals International and Fresenius Kabi Pharmaceuticals Holding, Inc. Before Mr. Premdas joined the audit committee of Fresenius Kabi

Pharmaceuticals Holding, Inc., in 2008, the Board determined that the simultaneous service on these audit committees would not impair Mr. Premdas’ ability to effectively serve on Ferro’s Audit Committee.

The Audit Committee met seven times in 2009. The Audit Committee’s report is on page 47 below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. The Compensation Committee also oversees the various compensation and benefit plans and policies of the Company generally. The Compensation Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

The Compensation Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide support to the Compensation Committee and management. Towers Perrin assists with the design of pay plans and reviewing the effectiveness and competitiveness of the Company’s compensation programs. Towers Perrin also provides the Compensation Committee and management with market data on the compensation programs of peer companies. To ensure that Towers Perrin’s consulting services are independent and objective, the Compensation Committee and Towers Perrin take the following steps: (i) Towers Perrin reports directly to the Compensation Committee Chair; (ii) Towers Perrin informs the Compensation Committee Chair of any substantive work requested by management and seeks prior approval of such work; (iii) at least annually, the Compensation Committee conducts a review of Towers Perrin’s performance; (iv) the Towers Perrin consultant that works with the Compensation Committee does not serve as the “account director” for any non-executive compensation services provided to the Company by Towers Perrin; and (iv) Towers Perrin’s fees are not linked to the size of the Company’s executive compensation programs. During 2009, Towers Perrin received an aggregate of $126,632 for executive compensation services it provided to the Compensation Committee.

In September 2008, Towers Perrin was selected in a competitive process conducted by the Ferro Procurement and Information Solutions teams to provide consulting assistance to the Company’s Information Solutions team on a global implementation of the SAP Human Capital Management module. After recommendation by the Ferro Procurement team, this selection was reviewed and approved by management. This engagement was not reviewed and approved by the Compensation Committee or the Board because at the time of the engagement the nature and scope was not one that was typically reviewed and approved by the Compensation Committee or the Board. The Towers Perrin team worked on this project from October 2008 through May 2009 and received an aggregate of $983,757 in fees, all of which were paid in 2009. In May 2009, Towers Perrin divested their SAP Human Capital Management practice in North America to ROC Systems Consulting Ltd. (“ROC”) and neither Towers Perrin nor ROC are providing any on-going services in this area. Other than the engagement described above, Towers Perrin has provided only nominal services to the Company since its engagement by the Compensation Committee in 2005. Currently, Towers Perrin does not provide the Company any services outside of those that support the Compensation Committee. Effective January 4, 2010, Towers Perrin and Watson Wyatt were merged to form Towers Watson.

The Chief Executive Officer (“CEO”) and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the CEO) based on the competitive market data, internal pay equity, responsibilities and performance. The Compensation Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards and related performance goals. From time to time, the Compensation Committee delegates to the CEO and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 16 below.

Messrs. Bulkin, Hipple, Lawrence, Mee and Sharp served on the Compensation Committee during 2009, with Mr. Bulkin serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met seven times in 2009. The Compensation Committee’s report is on page 23 below.

Finance Committee

The Finance Committee has oversight responsibilities with respect to reviewing the Company’s capital structure, worldwide capital needs, major capital allocations, financial position and related financial covenants and recommending to the Board financial programs and plans for implementing such programs. The Finance Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

Ms. Crayton and Messrs. Hipple, Mee, Premdas and Sharp served on the Finance Committee throughout 2009. Mr. Mee served as the Chair of the Finance Committee during 2009 and until his resignation effective March 3, 2010. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Finance Committee met 13 times in 2009.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors and recommending to the Board the composition and chairs of each committee. The Governance & Nomination Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

In its role as the nominating body for the Board, the Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. Other than the foregoing, there are no stated minimum criteria for Director nominees, and the Governance & Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its shareholders. The Governance & Nomination Committee does not have a policy specifically focused on the consideration of diversity; however, diversity is one of the factors that the Governance & Nomination Committee considers when identifying potential Director candidates and making its recommendation to the Board.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Governance & Nomination Committee then establishes a pool of potential Director candidates from recommendations from the Board, senior management and shareholders. During 2009, the Governance & Nomination Committee also retained a third party search firm to assist in the identification of Director candidates. The third party search firm identified Messrs. Brown and Hyland as Director candidates. Mr. Vargo was identified by the Chair of the Governance & Nomination Committee as a Director candidate.

Each of the members of the Board were chosen to be a Director or nominee because the Board and the Governance & Nomination Committee believe that each Director has demonstrated leadership experience, specific industry or manufacturing experience and familiarity with global operations. Every director holds or has held executive officer positions in organizations that have provided experience in operations, management, risk management and leadership development. The Board and the Governance & Nomination Committee believes that these skills and qualifications combined with each Director’s diverse background and ability to work in a positive and collegial fashion benefit Ferro and Ferro’s shareholders by creating a strong and effective Board. Set forth below are the conclusions reached by the Governance & Nomination Committee with respect to each member of the Board or nominee:

Mr. Kirsch brings to the Board an extensive understanding of Ferro’s business and has experience working as a senior officer for major organizations with international operations. As the Chief Executive Officer since 2005 and the Chairman of the Board since 2006, Mr. Kirsch has played an integral role in shaping Ferro’s strategic direction.

Mr. Brown’s distinguished career in chemical and chemical-related businesses and strong international experience provide the Board with an extraordinary resource of relevant knowledge that will aid Ferro’s future success. In addition, Mr. Brown has demonstrated leadership experience and currently serves as the chief executive officer of an industrial fibers company and a member of the board of another publicly traded company.

Mr. Bulkin brings management and leadership skills to the Board from his long career in management consulting. During his tenure at McKinsey & Company, Inc., Mr. Bulkin served as Managing Director, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. In addition, Mr. Bulkin also serves on the board of another publicly traded company.

Ms. Crayton has experience serving in senior management positions in both the public and private sector and is currently the managing director of Alvarez and Marsal, a professional services firm. In addition, Ms. Crayton has served as a director of the Company since 1994 and has extensive knowledge of the Company’s industry and its strategic challenges.

Mr. Hipple has leadership and management experience with a business that produces and supplies high performance engineered materials globally. Mr. Hipple currently serves as chairman of the board, chief executive officer and president of a publicly-traded company and provides the board with insight and experience leading a company similar to Ferro.

Dr. Hwang has over 30 years experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She has served in a number of senior management positions, including president and chief executive officer. In addition, she frequently attends director continuing education programs and has served on the board of both public and private companies and non-profit organizations.

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries, which will benefit the Company’s diverse business units. In addition, Mr. Hyland currently serves as the chairman, chief executive officer and president of another publicly traded company.

Mr. Lawrence has experience with legal compliance, risk assessment, government relations and business development in global automotive, aerospace and information systems markets. Mr. Lawrence served as secretary and general counsel of a Fortune 500 company and has extensive experience dealing with corporate governance issues. In addition, Mr. Lawrence also serves as a member of the board of another publicly traded company.

Mr. Premdas has a background in corporate finance and management in the global chemical products, fibers, polymers and performance products industry. In addition, Mr. Premdas has been the chief financial officer of three companies and serves as a member of the board and audit committee of three other publicly traded companies.

Mr. Sharp has extensive experience in international operations. He served in senior management positions in the United States and abroad, which provides the Board with global perspective. In addition, Mr. Sharp serves as a member of the board of both public and private international companies.

Mr. Sullivan’s distinguished career, including his senior management positions, with Parker-Hannifin Corporation provides him with significant leadership skills in manufacturing, which greatly benefit the Company’s manufacturing operations. In addition, Mr. Sullivan has served as a member of the board of two other publicly traded companies.

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance and operations in global corporations. In addition, Mr. Vargo has served in senior management positions at other publicly traded companies and, on March 1, 2010, Mr. Vargo was named chief financial officer of a publicly traded company effective April 1, 2010.

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares, if any, the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Ms. Crayton, Dr. Hwang and Messrs. Lawrence and Sullivan served on the Governance & Nomination Committee throughout 2009, with Mr. Lawrence serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met six times in 2009.

Board Leadership Structure

Ferro’s board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board of Directors and a lead Director. Currently, Mr. Kirsch serves as the Chief Executive Officer and Chairman of the Board of Directors. Ferro believes that a combined Chief Executive Officer and Chairman of the Board role is appropriate because it ensures that the Board of Directors’ agenda aligns with Ferro’s strategic objectives and challenges, that the Board of Directors is presented with information required for it to fulfill its responsibilities and that Board of Directors’ meetings are as productive and effective as possible.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by a lead Director selected from among the committee Chairs on a rotating basis. Mr. Bulkin, the Chair of the Compensation Committee, currently serves as the lead Director. Following the Annual Meeting, the Board will appoint a new lead Director. Neither the CEO nor any other member of management attends these meetings except in limited circumstances if requested by the Directors. Following each executive session, the lead Director shares with the CEO such observations, comments or concerns as he and the other non-management Directors deem appropriate.

The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee and Compensation Committee meet periodically with members of senior management.

Board’s Role in Risk Management Oversight

The Board oversees the Audit Committee and the Finance Committee, which have the primary role in risk management oversight. The Board receives periodic reports from the Audit Committee and the Finance Committee with respect to its discussions with management regarding Ferro’s guidelines and policies governing the assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures and Ferro’s use of certain financial instruments. Each of the CEO, Chief Financial Officer (“CFO”), the Director of Internal Audit and the General Counsel of the Company periodically report to the Audit

Committee with respect to risk management. In addition, each of the CFO and the Treasurer periodically report to the Finance Committee with respect to financial risk management and Ferro’s use of certain financial instruments.

Other Corporate Governance Measures

Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s Web site (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The Audit Committee is responsible for the review and oversight of the Company’s ethical policies. The Audit Committee must approve any exception, amendment or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s Web site within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations. In addition, the Governance and Nomination Committee is responsible for reviewing and approving any related party transaction. Any shareholder or other interested party who wishes to communicate directly and confidentially with the lead Director or the non-management Directors as a group may contact the non-management Directors at the following Web site: www.ferrodirectors.com. The non-management Directors will handle such communications confidentially.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Set forth below is a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer and other members of the Senior Management Committee for 2009. (The Senior Management Committee is composed of the Company’s executive officers. See page 15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.)

Compensation Actions in 2009 Related to Economic Conditions

In response to the dramatic impact of the global recession on the Company’s sales and earnings in late 2008 and 2009, the Company implemented a number of cost-cutting actions that reduced the 2009 compensation of employees, including the CEO and executive officers. Specific actions impacting the compensation of executive officers in 2009 included the following:

o	Salaries were frozen for all employees not covered by labor agreements for 2009;

o	A mandatory one-week, unpaid furlough was implemented for all US non-union employees, including the Company’s Senior Management Committee;

o	Company matching contributions under the 401(k) and supplemental defined contribution plans were suspended in March of 2009; and

o	Incentive payments under bonus plans were suspended for 2009, including payments under the annual incentive plan, which includes executive officers; although, incentive payments at 50% of target were later approved for 2009 (see discussion on page 21).

The actions listed above contributed to actual annual compensation levels that were well below the median of market for executive officers. In addition, the steep decline in stock price combined with only modest increases in grant awards, resulted in significant reductions in the estimated value of 2009 long-term incentive grants as shown in the table on page 28.

Compensation Philosophy and Objectives

The primary objectives of the Company’s executive compensation program are:

o	To provide a total compensation opportunity designed to attract, retain and align the efforts of an experienced and high-performing senior management team toward the achievement of the financial goals of the Company and improvement in shareholder value;

o	To reward the achievement of specific annual and long-term financial goals and align the interests of executives with those of shareholders;

o	To target executive compensation levels for base salary, annual incentives and long-term incentive compensation at the 50th percentile of the competitive market, which includes Ferro’s peer companies and additional companies that participate in a similar industry and have comparable revenues, to ensure the Company’s ability to compete in the market for executive talent;

o	To target appropriate portions of long-term incentive compensation, when necessary, toward retention of our executive team; and

o	To ensure that compensation plans are designed with a strong “pay-for-performance” relationship and that the actual compensation paid to executives is aligned and correlated with financial performance results and changes in shareholder value.

Compensation Committee Oversight

The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and the other members of the Senior Management Committee. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and committee Chairs and oversees compensation and benefit plans and policies of the Company generally.

In carrying out its oversight responsibilities, the Compensation Committee is supported by external executive compensation consultants and management. The Committee has the sole authority to retain (and terminate) any executive compensation consulting firms used to evaluate the Company’s executive management compensation.

The nature of this support is summarized below:

Role of External Compensation Consultants.  The Compensation Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide expertise to management and the Committee on the design of appropriate pay plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards.

In fulfilling this role, Towers Perrin provides the Committee with competitive market data from two main sources. Compensation data is collected and analyzed from the proxies for Ferro’s peer group of specialty chemical companies in the S&P index and from other Mid Cap companies. The peer group is selected based on factors including company size (e.g., revenues and employees), products, end-use markets and level of global operations. Ferro’s peer group of companies that Towers Perrin analyzed for 2009 was updated to reflect Ferro’s growth in sales since the prior peer group was established in 2005. The 2008 sales for the new peer group companies generally ranged from one-half to two times Ferro’s sales and they overlapped significantly with Ferro’s businesses and end-use markets. Ferro’s peer group of companies for 2009 included the following:

A. Schulman, Inc.	Nalco Company
Albemarle Corporation	PolyOne Corporation.
Arch Chemicals	RPM International Inc.
Cabot Corporation	Rockwood Holdings, Inc.
Chemtura Corporation	Sensient Technologies Corporation
Cytec Industries Inc.	Sigma-Aldrich Corporation
FMC Corporation	Stepan Company
H.B. Fuller Company	Tronox Inc.
Hercules Inc.	Valhi, Inc.
The Lubrizol Corporation	Valspar Corporation

In addition to reviewing the proxies of peer group companies, Towers Perrin reviews data obtained from nationally recognized compensation surveys that include hundreds of companies comparable in revenues to Ferro but from a broader range of industries. These additional data help confirm results found in the proxies of Ferro’s peers and represent the broader market within which the Company competes for senior executives. Data from both sources are used to develop “competitive” base salaries, annual bonuses, total cash compensation (salary plus bonus), long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other executive officers. These results serve as a basis for the annual review of the Company’s pay programs done by Towers Perrin for the Committee and for advising the Committee with respect to the effectiveness and competitiveness of the pay program. The Committee and the CEO use this information to establish base salaries, annual incentives and long-term incentive awards. The Compensation Committee approves all pay decisions related to the Senior Management Committee.

Role of Management.  Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures that the Company’s compensation plans are administered in accordance with the provisions of the plans. The Company’s Vice President, Human Resources and Director, Compensation provide Towers Perrin with information concerning executives’ responsibilities, compensation, benefits and Company financial data and business goals as necessary for them to complete their work for the Committee. The CEO and Vice President, Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards under the long-term incentive program. The Committee makes its decisions with respect to the compensation of the CEO in executive session.

Current Compensation Program

The Company’s current compensation program includes a base salary, an annual incentive, long-term incentives, retirement benefits, a deferred compensation plan and an executive allowance. In addition, the Company provides its executives with protection in the event of fundamental changes in the Company’s ownership and control through change in control agreements. The total compensation and the individual elements of compensation are periodically reviewed by the Committee based upon data provided by Towers Perrin on market practices of peers, as well as other companies comparable in size to Ferro. The competitive market provides a larger range of companies and more information regarding the compensation of officers than the data from Ferro’s peer companies because certain officers’ information is not available in the public disclosure by these companies. Each element of the Company’s compensation program is discussed below.

Base Salary.  An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance and external market conditions. The Company targets base salary at the 50th percentile of the competitive market but considers other factors, including individual performance and experience, internal pay equity and scope and influence of the position, in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent.

Annual Incentives.  The Company’s Annual Incentive Plan (the “AIP”) provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the year. Target incentive opportunities, performance metrics and performance goals are established by the Committee after reviewing and discussing management’s recommendations and communicated to participants near the beginning of each year. These AIP goals are linked to the financial goals in the annual operating plan approved by the Board of Directors. At the Committee’s discretion, AIP payments earned by the CEO and each Senior Management Committee member may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year. In addition, the Committee may adjust AIP performance results to account for certain one-time items in exceptional or extraordinary circumstances where the effects of the item are auditable.

Long-Term Incentives.  In November 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan (the “2006 LTIP”). The 2006 LTIP replaced the earlier 2003 Long-Term Incentive Compensation Plan (the “2003 LTIP”). (The 2003 LTIP and the 2006 LTIP constitute the Company’s Long-Term Incentive Plan and are collectively referred to as the “LTIP” in this Executive Compensation Discussion & Analysis.) The terms of the two plans are substantially the same. Grants in 2009 were made under the 2006 LTIP. The Company also has outstanding option awards under the Employee Stock Option Plan adopted in 1985, although this plan is no longer available for future awards.

The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high-quality key employees and Directors and aligning their interests with those of the Company’s shareholders. The LTIP is administered by the Committee. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted to each participant. The Committee reviews, discusses and approves the types and number of awards to be made to each participant and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees who are not executive officers during the course of the year.

The LTIP allows the Company to award six different types of long-term incentives, i.e., stock options, stock appreciation rights, restricted shares, performance shares, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. In 2009, the Committee authorized two types of LTIP awards — stock options and restricted shares. The basic terms of those awards are described below:

o	Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Ferro Common Stock on the date the options are granted. Stock options have a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. After receiving the recommendation of management, the Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the LTIP.

o	Restricted Shares. Restricted shares are shares of Common Stock that are forfeitable if certain conditions are not satisfied. Under the terms of the 2006 LTIP, restricted shares that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted shares granted to executive officers by the Committee in 2009 vest three years from the date of grant. These shares vest only if the executive is employed by the Company at the end of the vesting period or his or her employment was ended due to death, disability or a change in control during that period. At the end of the vesting period, the executive receives shares of the Company’s Common Stock and the nominal amount of dividends paid on such shares during the three-year vesting period. The executive will be obliged to hold the shares remaining, after satisfying any tax withholding obligations, for a period of two years after the end of the vesting period. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

Performance shares, which historically have been part of the mix of long-term incentive awards to executive officers, were not granted in 2009 due to the difficulty in establishing the three-year financial goals by which performance would be measured.

The Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The value of any awards, including stock option strike price, is determined by the closing price of Ferro Common Stock on the NYSE on the date the Committee approves the grants. From time to time during the year, the Committee (or the CEO pursuant to the authority delegated to him by the Committee) may award shares to a new hire or, under unusual circumstances, to a current employee. In such cases, the value of the grant is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

Retirement Benefits.  In previous years, the Company offered its employees a defined benefit plan, known as the Ferro Corporation Retirement Plan (the “DB Plan”), and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, the DB Plan and the Supplemental DB Plan were “frozen” for purposes of future accruals. The plans have been frozen as to new entrants since July 1, 2003. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers in 2009 and going forward are a qualified defined contribution 401(k) plan, the Ferro Corporation Savings and Stock Ownership Plan (the “401(k) Plan”) and its companion non-qualified defined contribution plan, the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). The Supplemental 401(k) Plan provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan, were it not for tax law limitations. In March 2009, the Company announced that it was temporarily suspending matching contributions under the 401(k) Plan and supplemental matching contributions under the Supplemental 401(k) Plan for all non-union employees effective with the first pay period on or after March 15, 2009. In December of 2009, the Company announced that the matching contributions would be reinstated in April of 2010.

Deferred Compensation Plan.  Senior Management Committee members are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. No executive officers currently participate in this plan.

Executive Allowance and Other Benefits.  During 2009, the Company provided an annual executive allowance to the CEO and other Senior Management Committee members in lieu of providing benefits such as personal use of the Company aircraft, financial planning, tax preparation and club memberships. The executive allowance is paid in cash in April of each year. The amount of the allowance is set by the Committee and targeted at providing sufficient funds to pay for the discontinued executive benefits. For 2009, this amount was $35,000 for the CEO and $9,600 for other Senior Management Committee members. In 2009, the Committee decided to eliminate the Executive Allowances effective in 2010 and to make appropriate salary adjustments at that time. Additionally, during 2010, the Committee intends to adopt a severance policy for executive officers, consistent with recommended compensation practices and policies.

Change in Control Agreements.  For many years, the Board has recognized that, as is the case with many publicly-held corporations, there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. These agreements were revised effective January 1, 2009, for the primary purpose of compliance with IRS Section 409A. For a discussion of payments to executive officers as a result of a change in control, see discussion under Employment Agreements and Termination and Change in Control Payments beginning on page 32 below.

Executive Compensation Process in 2009

In 2008, the Committee modified the long-term incentive program to increase the emphasis on retention of the executive officers through the use of restricted shares. At that time, a portfolio approach was implemented consisting of 50% stock options, 30% performance shares and 20% restricted shares. The restricted share portion of the 2008 grant was front-loaded, to include the 20% restricted share portion that would otherwise have been granted in 2009 and 2010, and long-term incentive grants for 2009 and for 2010 were to be reduced accordingly. The restricted shares vest only if the executive is employed by the Company at the end of the three-year vesting period or his or her employment ends due to death, disability or a change in control during that period. At the end of the vesting period, the executive receives shares of the Company’s Common Stock (minus shares retained by the Company to satisfy any tax withholding obligations) plus a cash payment for the amount of dividends paid on such shares during the three-year vesting period. The executive is then obliged to hold the shares an additional two years after such shares vest. The target opportunity for long-term incentive compensation remained at the 50th percentile of the competitive market.

The onset of the recession and the associated drop in sales and earnings that occurred beginning in the fourth quarter of 2008 caused the Committee to reconsider its approach for long-term incentive awards for 2009. Goal setting was particularly difficult during this period as a result of extraordinary levels of economic uncertainty. In addition, the Committee was concerned about retaining the management team in light of the recent decline in the Company’s stock price, which resulted in an “underwater” position of prior stock options grants and a reduction in expected payouts for outstanding performance share grants because of the unlikelihood of meeting performance targets. After discussing these concerns with Towers Perrin and considering other factors such as share availability, burn rate and the desire to avoid potential windfall pay gains as the economy improved, the Committee decided to modify the mix of long-term incentive awards granted to executive officers in 2009 to consist of only stock options and restricted shares. The Committee decided not to grant performance shares due to the difficulty of setting multi-year performance goals in an uncertain economic environment.

Accordingly, at its February 25, 2009, meeting, the Committee made long-term incentive grants to the CEO and Senior Management Committee, split between stock options and restricted shares. Mr. Kirsch was awarded 230,000 stock options and 53,500 restricted shares; Ms. Bailey was awarded 60,000 stock options and 12,500 restricted shares; Messrs. Murry and Thomas were each awarded 40,000 stock options and 12,500 restricted shares; and Ms. Killian was awarded 35,000 stock options and 8,000 restricted shares. The grant date value of these awards was well within the bottom quarter of the competitive market because of the significant decline in the Company’s Common Stock price.

Also, at its February 25, 2009, meeting, the Committee reviewed current levels of pay for the Senior Management Committee. Due to the economic environment and salary freezes that had been announced for Ferro employees, the Committee did not increase the base pay of the Senior Management Committee in 2009. Based on market data provided by Towers Perrin, the Committee decided to increase the AIP target percentages for Ms. Bailey from 50% to 60%, for Messrs. Murry and Thomas from 50% to 55% and for Ms. Killian from 45% to 50%. These changes brought officers’ target bonuses and target cash compensation levels in line with the median of competitive market data, consistent with the Company’s pay philosophy.

Likewise, Mr. Kirsch’s base salary rate was not increased and therefore remained below the 25th percentile of the competitive market data. As with the Company’s other Senior Management Committee members, Mr. Kirsch’s AIP target was also increased from 80% to 100%, consistent with the median of market data.

Due to the uncertain business environment and the difficulty in forecasting for the 2009 fiscal year, the Committee determined that 2009 goals for AIP participants worldwide, including the named executive officers, would be established and earned on a quarterly basis rather than an annual basis. The 2009 plan was based on the following performance metrics, each weighted 20%: (i) accounts receivable; (ii) inventory; (iii) gross margin; (iv) operating margin; and (v) operating profit. Threshold, target and maximum levels for each metric were to be established and communicated at the beginning of each quarter. Each quarter’s attainment would be weighted 25% and the final incentive score for the year would be based on the sum of the four quarters. These metrics were selected to focus management’s efforts on reducing overall corporate debt through working capital management and cost control while maintaining the quality of operating earnings. Incentive compensation could be earned on a quarterly basis; however, payouts would be made after the end of the year. A participant would have to remain employed through the end of the fiscal year to be eligible for a payout.

The first quarter goals were approved and communicated to participants early in 2009. However, in April of 2009, due to the continued recession and requirements under the Company’s credit facility, management decided to suspend incentive payments for 2009. As a consequence, goals were not established for subsequent quarters.

On February 25, 2010, the Committee reviewed for each quarter of 2009 the Company’s performance as compared to the metrics that had been established in early 2009. The results were as follows:

	2009 Goals(1)		2009 Results(2)
Metric	Quarter 1	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Accounts Receivable Balance(3)	$270	$280	$309	$322	$296

Inventory Balance(4)	$220	$203	$180	$181	$181

Gross Margin Percentage(5)	21.8%	17.2%	20.0%	24.7%	26.6%

Operating Profit (Loss)(6)	$15.6	$(11.6)	$9.4	$30.2	$31.2

Operating Margin Percentage(7)	4.0%	−3.6%	2.7%	8.0%	8.2%

(1)	In millions, except percentages; (2) in millions, except percentages; please note 2009 results represent only past performance of the Company and are not necessarily indicative of future results; (3) end of period accounts receivable balance plus net proceeds from international factored receivables; (4) end of period inventory balance; (5) gross profit, excluding charges, as a percentage of sales excluding precious metals; (6) operating profit excluding restructuring charges, impairments and other charges; and (7) operating profit excluding restructuring charges, impairments and other charges, as a percentage of sales excluding precious metals.

Based on the strong performance as measured by these metrics in the second half of 2009, as well as the management team’s navigation of the Company through the recessionary environment and the strengthening of the Company’s balance sheet, including a successful equity offering completed in 2009, the Committee decided to authorize an AIP payout of 50% of target for participants for 2009. Accordingly, the Committee approved the following AIP payouts: Ms Bailey’s approved payout was $109,500, Mr. Murry’s approved payout was $100,375, Mr. Thomas’ approved payout $89,375, and Ms. Killian’s approved payout was $77,500. Likewise, the Committee approved an AIP payout for Mr. Kirsch of $362,500.

Total annual cash compensation for 2009 for Mr. Kirsch and the other executive officers, was significantly below targeted levels as a result of the salary freezes, total incentive compensation was below target levels because of a reduction in long-term incentive grant values and below-target incentive payments and, as a result, total compensation was below targeted levels.

Stock Ownership Guidelines

Ferro has had stock ownership guidelines for its Directors and executive officers since 1998 reinforcing one of the key objectives of the Company’s pay program, the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to ensure they achieve their intended purpose. The current guidelines require the CEO and other Senior Management Committee members to achieve target ownership levels of 150,000 shares and 30,000 shares, respectively, by December 31, 2011. Officers are expected to meet 15% of the applicable guideline as of December 31, 2009, and 30% of the applicable guideline as of December 31, 2010. For non-executive Directors, the stock ownership guideline is 10,000 shares. As of December 31, 2009, Messrs. Kirsch, Murry, Thomas and Ms. Bailey exceeded 100% of their full ownership guideline, and Ms. Killian was at 95% of the full ownership guideline.

For non-executive directors, the stock ownership guideline is 10,000 shares. New non-executive Directors have five years from the date of election to achieve the target ownership level. All non-employee directors except Messrs. Brown, Hyland and Vargo, who were elected to the Board on December 11, 2009, have achieved the target ownership level.

Shares of Common Stock deemed to be owned by each executive and Director include shares owned outright with no restrictions, restricted share grants, shares owned in the 401(k) Plan, shares deemed to be invested in Ferro Common Stock through the Company’s deferred compensation and supplemental defined contribution plans, 20% of vested options that are “in-the-money” by more than 30%, and shares represented by deferred stock units granted to non-executive Directors.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its three highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to qualify certain awards under the LTIP under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael H. Bulkin, Chair
Richard J. Hipple
William B. Lawrence
Michael F. Mee
William J. Sharp

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on Ferro. However, as part of a larger enterprise risk management review, during 2010 Ferro will review its compensation policies and practices with respect to executive and non-executive employees to ensure that Ferro’s compensation program continues to align the interests of Ferro’s employees with those of Ferro’s shareholders and does not create excessive risk.

Compensation Committee Interlocks and Insider Participation

During 2009, no officer or employee of Ferro served as a member of the Compensation Committee. Also, during 2009, there were no interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Plans Described in This Proxy Statement

Where
Plan Name	Described	Abbreviation

Annual Incentive Plan	Page 18	“AIP”

2010 Long-Term Incentive Plan	Page 40	“Plan”

2006 Long-Term Incentive Plan	Page 18	“2006 LTIP”

2003 Long-Term Incentive Compensation Plan	Page 18	“2003 LTIP”

The 2010 LTIP, the 2006 LTIP and the 2003 LTIP, collectively	Page 18	“LTIP”

Employee Stock Option Plan	Page 18	N/A

Ferro Corporation Retirement Plan	Page 19	“DB Plan”

Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees	Page 19	“Supplemental DB Plan”

Ferro Corporation Savings and Stock Ownership Plan	Page 19	“401 (k) Plan”

Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees	Page 19	“Supplemental 401 (k) Plan”

Ferro Corporation Deferred Compensation Plan for Executive Employees	Page 19	“Deferred Compensation Plan”

2009 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during 2009, 2008 and 2007 to the Chief Executive Officer and the Chief Financial Officer during 2009, and to the Company’s other three highest-paid executive officers as of December 31, 2009:

Summary Compensation Table

							Change
							in
							Pension
							Value
							and
							Non-
							Qualified
						Non-Equity	Deferred	All
Name and				Stock	Option	Incentive Plan	Compensation	Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
		$	$	$	$	$	$	$	$
James F. Kirsch	2009	711,031	362,500	73,295	112,700	0	0	73,043	1,332,569
Chairman, President and	2008	725,000	0	1,303,130	610,280	0	0	217,904	2,856,314
Chief Executive Officer	2007	700,000	0	1,099,500	936,000	185,640	0	186,728	3,107,868

Sallie B. Bailey	2009	357,967	209,500	17,125	29,400	0	0	35,724	649,716
Vice President and	2008	365,000	100,000	309,817	158,840	0	0	62,238	995,895
Chief Financial Officer	2007	348,905	100,000	252,885	205,920	61,880	0	100,403	1,069,993

Michael J. Murry	2009	357,967	100,375	17,125	19,600	0	0	28,515	523,582
Vice President,	2008	365,000	0	206,257	104,500	0	0	50,846	726,603
Electronics, Color and Glass Materials	2007	350,000	0	222,099	184,080	97,265	0	82,443	935,887

Peter T. Thomas	2009	318,738	89,375	17,125	19,600	0	43,784	32,678	521,300
Vice President,	2008	325,000	0	206,257	104,500	0	6,153	58,847	700,757
Polymer and Ceramic Engineered Materials	2007	300,000	0	192,413	156,000	126,603	0	61,982	836,998

Ann E. Killian	2009	304,027	77,500	10,960	17,150	0	0	25,346	434,983
Vice President,	2008	310,000	0	137,649	71,060	0	0	40,478	559,187
Human Resources	2007	295,000	0	137,438	112,320	46,940	0	70,249	661,947

(1)	Salary. The amounts in this column consist of salary actually paid. During 2009, all salaried employees, including the executive officers listed in this Table, were required to take a one-week, unpaid leave furlough, which is reflected in the figures in this column for 2009. There was no increase in the base salary rate of each executive officer named in this Table from 2008 to 2009.

(2)	Bonus. The amounts in this column generally consist of discretionary or guaranteed payments as bonuses. For a description of the bonuses in this column relating to 2009 under the AIP, see page 21 of the Executive Compensation Discussion & Analysis. In addition, the figures in this column that relate to Ms. Bailey include: (i) a signing bonus of $100,000 in 2007; and (ii) the first and second of three $100,000 installments of her retention bonus paid to her in 2008 and 2009. For a description of Ms. Bailey’s signing bonus and retention bonus, see Employment Agreements and Termination and Change in Control Payments on page 32. For annual performance-based incentives, see the “Non-Equity Incentive Plan Compensation” column of this Table and related footnote.

(3)	Stock Awards. The figures reported in this column are based on performance share and restricted share awards made under the LTIP. Specifically, the figures represent performance share awards made in 2007 and 2008 for the three-year performance periods beginning January 1st of those years. Performance shares were not awarded in 2009. These figures also represent restricted shares awarded in 2008 (the first year restricted shares were awarded) and 2009. These figures equal the aggregate grant date fair value of these equity-based awards granted during the fiscal year to the executive officers as computed in accordance with FASB ASC 718. These values are based upon the probable outcome of the relevant performance goals. Recent changes in SEC rules altered the requirement that the figures in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all outstanding awards granted to such individuals. Consequently, 2007 and 2008 figures for executive officers listed in this column have been recalculated in accordance with the new valuation methodology and will differ from the figures previously reported for those years. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The maximum value of these awards (i.e., the award-date value of the performance share awards computed at maximum performance plus the award-date value of any restricted shares) for 2007 and 2008, respectfully, are as follows: Mr. Kirsch ($2,199,000, $1,777,780), Ms. Bailey ($505,770, $433,226), Mr. Murry ($444,198, $288,242)), Mr. Thomas ($384,825, $288,242) and Ms. Killian ($274,876, $192,449). The maximum award-date value of these awards for 2009 is as reflected in this column of the Table because there was no performance-based equity award (i.e., no performance shares awarded) in 2009. For a description of the Company’s performance share awards and restricted share awards, see page 20 of the Executive Compensation Discussion & Analysis.

(4)	Option Awards. The figures reported in this column are based on stock option awards made under the LTIP. These figures represent the grant date fair value of the awards computed in accordance with FASB ASC 718. Recent changes in SEC rules altered the requirement that the figures in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all outstanding awards granted to such individuals. Consequently, 2007 and 2008 figures for executive officers listed in this column have been recalculated in accordance with the new valuation methodology and will differ from the figures previously reported for those years. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. For a description of the Company’s stock option awards, see page 20 of the Executive Compensation Discussion & Analysis.

(5)	Non-Equity Incentive Plan Compensation. The amounts in this column consists of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. Due to the discretionary determination of bonuses under the AIP for 2009 (as explained on page 21 of the Executive Compensation Discussion & Analysis), the named executive officers received no AIP payout of non-

equity incentive plan compensation relating to 2009. For a discussion of bonuses under the AIP relating to 2009, see the Bonus column of this Table and related footnote.

(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. As of July 1, 2003, the DB Plan and the Supplemental DB Plan were frozen as to participation for new hires and, as of March 31, 2006, the plans were generally frozen as to future benefit accruals. Consequently Mr. Thomas had pension benefit accruals under these plans during 2006 because he was hired before July 1, 2003; however, he did not accrue any additional benefits during 2007, 2008 or 2009 because the plans were frozen as to future benefit accruals. The change in pension value in this column for Mr. Thomas in 2007 resulted in a reduction of $6,212. SEC rules require that a zero be placed in this column for that year. Mr. Thomas is the only executive officer listed in this Table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan. The measurement period for 2007 was the 12-month period ending September 30th of that year. As a result of a change in the measurement date under SEC rules, the measurement period for 2008 is the 15-month period ending December 31 of that year. The measurement period for 2009 is the 12-month period ending December 31, 2009. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 19 above and Post-Employment Compensation on page 30 below.

(7)	All Other Compensation. The amounts in this column for 2009 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79 and (d) executive allowances.

(a) and (b)	For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis on page 19 above. The amounts included are for Company contributions made relating to 2009 regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest based on years of service completed after hire date, specifically 20% for each year of service, with full vesting after five years of service.

(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2009 amounts in this column include the taxable amount of the group term life insurance coverage.

(d)	The Company provides members of the Senior Management Committee with a fixed annual allowance. The CEO receives an annual allowance of $35,000 and each other eligible executive who is a member of the Senior Management Committee receives $9,600 annually.

Grants of Plan-Based Awards

The following table sets forth information regarding 2009 awards under the AIP and under the LTIP, i.e., awards of performance shares, restricted shares and stock options to each of the executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

		Estimated
		Future
		Payouts
		Under Non-					Exercise
		Equity	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All	All	or Base	Grant Date
		Incentive			Other	Other	Price of	Value of Stock
	Grant	Plan	Restricted	Stock	Stock	Option	Option	and Option
Name	Date	Awards(1)	Shares(3)	Options(4)	Awards	Awards	Awards(5)	Awards(6)
	Date	$	Shares	Shares	Shares	Shares	$/Share	$
James F. Kirsch		—

Restricted Shares	2/25/2009		53,500					73,295

Stock Options	2/25/2009			230,000			1.37	112,700

Sallie B. Bailey		—

Restricted Shares	2/25/2009		12,500					17,125

Stock Options	2/25/2009			60,000			1.37	29,400

Michael J. Murry		—

Restricted Shares	2/25/2009		12,500					17,125

Stock Options	2/25/2009			40,000			1.37	19,600

Peter T. Thomas		—

Restricted Shares	2/25/2009		12,500					17,125

Stock Options	2/25/2009			40,000			1.37	19,600

Ann E. Killian		—

Restricted Shares	2/25/2009		8,000					10,960

Stock Options	2/25/2009			35,000			1.37	17,150

(1)	There was no payout under the AIP relating to 2009 that constitutes non-equity incentive plan awards under SEC rules; therefore, no potential payout amounts are listed. See the Executive Compensation Discussion & Analysis on page 18 above for a discussion of the AIP, and also see the Bonus column and related footnote in the Summary Compensation Table on page 25 for the bonus payout under the AIP relating to 2009.

(2)	The only plan-based awards granted to executive officers in 2009 were restricted shares and stock options. No performance shares were awarded in 2009. See the Executive Compensation Discussion & Analysis on page 19 above for a discussion of performance shares.

(3)	The amounts reported in this column represent restricted shares awarded to each executive officer in 2009 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share awards. These restricted shares vest three years after the grant date. See the Executive Compensation Discussion & Analysis on page 19 above for a discussion of restricted shares.

(4)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2009 under the LTIP. The options have a maximum term of ten years and vest evenly at 25% per year on each annual anniversary of the grant date over four years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis on page 18 above for a discussion of stock options.

(5)	The amount reported in this column is the per share exercise price of the options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(6)	The amounts reported in this column were calculated as follows: for restricted shares, the value of $1.37 per share was multiplied by the number of shares awarded, and for stock options, the value of $0.49 per option was multiplied by the number of stock options. The restricted share awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 84 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. See also footnotes 3 and 4 to the Summary Compensation Table on page 25 above.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2009:

Outstanding Equity Awards

	Option Awards					Stock Awards
									Equity
							Market		Incentive
							Value	Equity	Plan
			Equity				of	Incentive	Awards:
			Incentive			Number	Shares	Plan	Market or
	Number		Plan			of	or	Awards:	Payout
	of	Number of	Awards:			Shares	Units	Number of	Value of
	Securities	Securities	Number of			or Units	of	Unearned	Unearned
	Underlying	Underlying	Securities			of Stock	Stock	Shares,	Shares,
	Unexercised	Unexercised	Underlying			That	That	Units or	Units or
	Options	Options	Unexercised	Option	Option	Have	Have	Other Rights	Other Rights
	That Are	That Are Not	Unearned	Exercise	Expiration	Not	Not	That Have	That Have
Name	Exercisable	Exercisable	Options	Price	Date	Vested(1)	Vested(1)	Not Vested(2)	Not Vested(2)
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
James F. Kirsch(3)

Stock Options	125,000	0		21.15	10/18/14
Stock Options	105,000	35,000		20.69	02/16/16
Stock Options	75,000	75,000		21.99	02/06/17
Stock Options	36,500	109,500		17.26	02/28/18
Stock Options	0	230,000		1.37	02/25/19

Restricted Shares						48,000	395,520
Restricted Shares						53,500	440,840

Performance Shares								50,000	412,000
Performance Shares								27,500	226,600

Sallie B. Bailey(4)
Stock Options	16,500	16,500		21.99	02/06/17
Stock Options	9,500	28,500		17.26	02/28/18
Stock Options	0	60,000		1.37	02/25/19

Restricted Shares						10,800	88,992
Restricted Shares						12,500	103,000

Performance Shares								11,500	94,760
Performance Shares								7,150	58,916

Michael M. Murry(5)
Stock Options	44,000	0		21.01	07/11/15
Stock Options	17,062	5,688		20.69	02/16/16
Stock Options	14,750	14,750		21.99	02/06/17
Stock Options	6,250	18,750		17.26	02/28/18
Stock Options	0	40,000		1.37	02/25/19

Restricted Shares						7,200	59,328
Restricted Shares						12,500	103,000

Performance Shares								10,100	83,224
Performance Shares								4,750	39,140

Peter T. Thomas(6)
Stock Options	1,825	0		18.50	02/11/10
Stock Options	2,500	0		23.60	02/09/11
Stock Options	3,000	0		25.50	02/11/12
Stock Options	7,000	0		21.26	02/28/13
Stock Options	7,500	0		26.26	02/09/14
Stock Options	8,500	0		19.39	02/07/15
Stock Options	11,625	3,875		20.69	02/16/16
Stock Options	12,500	12,500		21.99	02/06/17
Stock Options	6,250	18,750		17.26	02/28/18
Stock Options	0	40,000		1.37	02/25/19

Restricted Shares						7,200	59,328
Restricted Shares						12,500	103,000

Performance Shares								8,750	72,100
Performance Shares								4,750	39,140

Ann E. Killian(7)
Stock Options	30,000	0		21.01	07/11/15
Stock Options	11,625	3,875		20.69	02/16/16
Stock Options	9,000	9,000		21.99	02/06/17
Stock Options	4,250	12,750		17.26	02/28/18
Stock Options	0	35,000		1.37	02/25/19

Restricted Shares						4,800	39,552
Restricted Shares						8,000	65,920

Performance Shares								6,250	51,500
Performance Shares								3,175	26,162

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP (which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Ferro Common Stock at the time of payout; however, the value set forth in the table is based on the closing share price on the NYSE of Ferro Common Stock as of December 31, 2009.

(2)	Shares listed in this column are performance share awards for the 2007-2009 and 2008-2010 performance periods made under the LTIP. With these awards, the actual number of shares on which the payout will be based for each three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. For the 2007-2009 performance period, the performance measures are based on cumulative sales revenue and earnings per share. For the 2008-2010 performance period, the performance measures are based on cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) and return on invested capital. If such measurements have been achieved as of the last day of the performance period, the award becomes payable. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The value of the actual payout will be the number of shares earned times the average closing share price on the NYSE for Ferro Common Stock for the days in which the shares traded during the first ten calendar days of the last month of the three-year performance period (December 2009 and 2010, as applicable); however, the value set forth in the table is based on the closing share price on the NYSE for Ferro Common Stock as of December 31, 2009, and assumes that the target performance goals have been precisely achieved for each performance period.

(3)	Mr. Kirsch’s unvested option awards reported in the table vest as follows: for grant date 2/16/06: 35,000 vest on 2/16/10; for grant date 2/6/07: 37,500 vest on 2/6/10 and 37,500 vest on 2/6/11; for grant date 2/28/08: 36,500 vest on 2/28/10; 36,500 vest on 2/28/11; 36,500 vest on 2/28/12: for grant date 2/25/09: 57,500 vest on 2/25/2010; 57,500 vest on 2/25/2011; 57,500 vest on 2/25/2012; 57,500 vest on 2/25/2013.

(4)	Ms. Bailey’s unvested option awards reported in the table vest as follows: for grant date 2/6/07: 8,250 vest on 2/6/10 and 8,250 vest on 2/6/11: for grant date 2/28/08: 9,500 vest on 2/28/10; 9,500 vest on 2/28/11; 9,500 vest on 2/28/12: for grant date 2/25/09: 15,000 vest on 2/25/2010; 15,000 vest on 2/25/2011; 15,000 vest on 2/25/2012; 15,000 vest on 2/25/2013.

(5)	Mr. Murry’s unvested option awards reported in the table vest as follows: for grant date 2/16/06: 5,688 vest on 2/16/10; for grant date 2/6/07: 7,375 vest on 2/6/10 and 7,375 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/10; 6,250 vest on 2/28/11; 6,250 vest on 2/28/12: for grant date 2/25/09: 10,000 vest on 2/25/2010; 10,000, vest on 2/25/2011; 10,000 vest on 2/25/2012; 10,000 vest on 2/25/2013.

(6)	Mr. Thomas’ unvested option awards reported in the table vest as follows: for grant date 2/16/06: 3,875 vest on 2/16/10; for grant date 2/6/07: 6,250 vest on 2/6/10 and 6,250 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/10; 6,250 vest on 2/28/11; 6,250 vest on 2/28/12: for grant date 2/25/09: 10,000 vest on 2/25/2010; 10,000, vest on 2/25/2011; 10,000 vest on 2/25/2012; 10,000 vest on 2/25/2013.

(7)	Ms. Killian’s unvested option awards reported in the table vest as follows: for grant date 2/16/06: 3,875 vest on 2/16/10; for grant date 2/6/07: 4,500 vest on 2/6/10 and 4,500 vest on 2/6/11: for grant date 2/28/08: 4,250 vest on 2/28/10; 4,250 vest on 2/28/11; 4,250 vest on 2/28/12: for grant date 2/25/09: 8,750 vest on 2/25/2010; 8,750 vest on 2/25/2011; 8,750 vest on 2/25/2012; 8,750 vest on 2/25/2013.

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2009:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Common Stock		Common Stock
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	Shares	$	Shares	$
James F. Kirsch	0	0	0	0

Sallie B. Bailey	0	0	0	0

Michael J. Murry	0	0	0	0

Peter T. Thomas	0	0	0	0

Ann E. Killian	0	0	0	0

(1)	The number of shares listed in these columns is the total number of shares under stock awards that became vested during 2009, namely shares relating to the 2007-2009 performance share awards under the LTIP. The total number of shares was calculated based on total attainment of 0% and, therefore, no performance shares vested in 2009. No restricted shares vested in 2009.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan	of Credited Service	Accumulated Benefit	Last Fiscal Year
		Years	$	$
James F. Kirsch	-	-	-	-

Sallie B. Bailey	-	-	-	-

Michael J. Murry	-	-	-	-

Peter T. Thomas(1)	DB Plan	7.0833	158,568	0

	Supplemental DB Plan	7.0833	136,814	0

Ann E. Killian	-	-	-	-

(1)	These amounts reflect Mr. Thomas’ accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2009, used for financial reporting purposes for the 2009 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the Securities and Exchange Commission’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’ accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2009. In addition, unlike the benefit under the Supplemental DB Plan, no portion of Mr. Thomas’ DB Plan benefit will be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

Ms. Bailey, Ms. Killian and Messrs. Kirsch and Murry, who were hired after June 30, 2003, are not eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2009 because he was hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 25 above for information regarding the change in value of Mr. Thomas’ benefits under the DB Program for 2009.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2009 with respect to each of the executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive’s	Company’s	Aggregate	Withdrawals/	Balance at
Name	Contributions	Contributions(1)	Earnings(2)	Distributions	December 31, 2009(3)
	$	$	$	$	$
James F. Kirsch	0	18,641	23,392	0	171,727

Sallie B. Bailey	0	8,519	6,536	0	51,292

Michael J. Murry	0	4,519	7,632	0	54,463

Peter T. Thomas	0	4,424	8,144	0	57,723

Ann E. Killian	0	2,361	4,539	0	32,067

(1)	Amounts in this column also appear as part of each executive’s 2009 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 25 above.

(2)	Aggregate Earnings in 2009 consist of any deemed dividends, gains and/or losses.

(3)	Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as any annual incentive payout under the AIP and any performance share payout, to be paid at a certain time specified by the participant consistent with the terms of the Deferred Compensation Plan. Any amounts that were deferred in 2009 are listed in the Executive Contributions column in this table. There are no Company Contributions under the Deferred Compensation Plan. Under the Deferred Compensation Plan, among the executive officers listed in this table, none had an account balance as of December 31, 2009.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2009.

Under the Supplemental 401(k) Plan, Company contributions were deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Employment Agreements and Termination and Change in Control Payments

Employment Agreements.  The Company and Mr. Kirsch entered into an employment agreement when Mr. Kirsch joined the Company on October 18, 2004. The agreement was amended effective December 31, 2008, to reflect changes in Mr. Kirsch’s status and salary and to revise the manner in which certain benefits are provided in order to comply with Section 409A of the Internal Revenue Code (“Section 409A”). The agreement is renewable for one-year periods and terminates on Mr. Kirsch’s death, employment termination due to disability, voluntary termination or involuntary termination (with or without cause).

Mr. Kirsch’s base salary rate for 2009 was $725,000. His target bonus was 100% of his base salary rate in 2009. Mr. Kirsch is also eligible for awards under the Company’s LTIP, including awards of stock options, performance shares and restricted shares, to the extent determined by the Compensation Committee of the Board, and to participate in other benefit plans generally available to senior management.

If Mr. Kirsch’s employment were to end on account of an involuntary “Termination Without Cause” (as that term is defined in his employment agreement), the Company would be obligated to:

o	Pay Mr. Kirsch a lump sum severance payment (subject to any required delay in payment as a result of Section 409A) equal to two times his full year’s compensation (base salary plus targeted annual bonus);

o	Provide Mr. Kirsch continued participation in certain of Ferro’s employee benefit programs for up to 24 months;

o	Provide Mr. Kirsch outplacement services; and

o	Under certain circumstances, reimburse Mr. Kirsch for legal fees he incurs as a result of his termination of employment.

If Mr. Kirsch’s employment had terminated without cause on December 31, 2009, he would have been entitled to cash compensation of $2,900,000, continuation of group health benefits with an estimated value of $68,803, and outplacement services with an estimated value of up to $50,000. If Mr. Kirsch’s employment had terminated due to disability, and long-term disability benefits had not been available to him under the Company’s long-term disability plan, he would have been eligible for the severance payment and benefits relating to Termination Without Cause described above. If Mr. Kirsch’s employment were terminated under the Change in Control Agreement (defined below), then the terms of the Change in Control Agreement, and not the employment agreement, would govern.

The Company’s payment and benefit continuation obligations would cease if Mr. Kirsch were to breach any of his agreements contained in the Company’s standard employee confidentiality agreement or if Mr. Kirsch were to decline to sign and return, or revoke, a release agreement containing the standard noncompetition, nonsolicitation, nondisparagement and confidentiality commitments the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.

Employment Inducement Agreements.  Ms. Bailey joined the Company on January 2, 2007. Pursuant to her offer letter from the Company, Ms. Bailey received a sign-on bonus of $100,000 during 2007 and earned an additional retention bonus of $300,000, which was paid in equal installments of $100,000 on the first, second and third anniversary of her employment with Ferro.

Other than customary offer letters and confidentiality and non-compete agreements, the Company is not a party to any employment agreements with the other executives named in the Summary Compensation Table.

Termination Payments.  The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 18 above for a discussion of this plan. If an executive leaves the Company before completion of the calendar year for any reason other than retirement, then the executive will not be eligible for a payout under the AIP for that calendar year; however, the Compensation Committee may take into consideration market practice for bonus-based severance payments to include a pro rata portion of the AIP amount that would have been paid for the fiscal year in which the termination occurred. If an executive’s employment with us ends during a calendar year because the executive retires, then the executive receives a prorated AIP payout based on his or her annual rate of base salary at retirement and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year). See the Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table on page 25 above for the amounts that each executive would have been entitled to receive if his or her employment with the Company had terminated as of December 31, 2009.

The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 31 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with us terminated as of December 31, 2009, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Kirsch ($171,727), Ms. Bailey ($30,775), Mr. Murry ($43,570), Mr. Thomas ($57,723) and Ms. Killian ($25,654).

Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’ employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum six months following the termination of his employment. If Mr. Thomas’ employment had terminated December 31, 2009, then his estimated benefit under the Supplemental DB Plan would have been $67,789. In addition, if Mr. Thomas’ employment terminates, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as his 55th birthday (with reduction for early commencement). See Post-Employment Compensation on page 30 for a discussion of these plans.

The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 18 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares and restricted shares. For stock options, if an executive leaves us for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the option period.

For performance shares, if an executive leaves the Company for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance shares that have vested for completed performance share periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. Any performance shares for any performance share period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance shares for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. For a description of the effect of a change in control on performance share awards, see the Change in Control Payments discussion on page 34 below.

Restricted shares were granted under the LTIP to certain executives in 2008 and 2009. Those restricted shares vest three years from the date of grant. If the executive leaves during the three-year vesting period other then due to death, disability or a change in control, then the restricted shares are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted shares will vest and the executive will receive the restricted shares. See Executive Compensation Discussion & Analysis on page 19 for a discussion of restricted shares.

The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table if they had left the Company on December 31, 2009:

Estimated Payments on Termination

	Resignation or
	Termination by the
	Company
	(Other Than by
	Reason of a Change		Death or
Name	in Control)(1) (2)	Retirement(3)	Disability(3)
	$	$	$
James F. Kirsch

Stock Options	0	0	1,580,100
Restricted Shares	0	0	836,360
Performance Shares	0	151,067	151,067

Sallie B. Bailey

Stock Options	0	0	412,200
Restricted Shares	0	0	191,992
Performance Shares	0	39,277	39,277

Michael J. Murry

Stock Options	0	0	274,800
Restricted Shares	0	0	162,328
Performance Shares	0	26,093	26,093

Peter T. Thomas

Stock Options	0	0	274,800
Restricted Shares	0	0	162,328
Performance Shares	0	26,093	26,093

Ann E. Killian

Stock Options	0	0	240,450
Restricted Shares	0	0	105,472
Performance Shares	0	17,441	17,441

(1)	Payments for stock options, performance shares and restricted shares upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 36 below.

(2)	The performance share amounts in this column equal the actual amounts earned for the 2007-2009 performance period. The stock option amounts in this column are zero because the executives would not have received accelerated vesting of any stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control).

(3)	The stock option amounts in the death or disability and retirement columns show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to death, retirement, or disability and is based on the difference between the closing share price on the NYSE of Ferro Common Stock on December 31, 2009 and the exercise price of the in-the-money accelerated stock options. Restricted shares are forfeited upon retirement, but become vested upon death or disability. The performance share amounts in these columns equal the actual amount earned for the 2007-2009 performance period (which is zero), plus the estimated amounts relating to the prorated portion of the 2008-2010 performance period (two years out of that three-year performance period) valued using the closing share price on the NYSE of Ferro Common Stock on December 31, 2009, and assuming that the target had been attained.

Change in Control Payments.  Effective January 1, 2009, the Company entered into amended and restated change in control agreements (the “Change in Control Agreements”) with each of Ms. Bailey, Ms. Killian and Messrs. Kirsch, Murry and Thomas. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:

o	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

o	Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Kirsch) the executive’s full year’s compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

o	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Kirsch), except in the event of the executive’s death;

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

o	Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan the executive participates in if he or she had remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Kirsch) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Kirsch) following termination;

o	Provide the services of an outplacement firm; and

o	Maintain the executive’s indemnification insurance for at least four years.

o	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

o	Pay the executive a lump sum severance payment equal to the Termination Payment; and

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired immediately before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment were terminated).

Finally, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax, and the Company will pay the fees of tax counsel for the executive in connection with determining whether the payments will be subject to an excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability;

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12 month period; and

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

The table below describes the estimated value of the payments for each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2009 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments

	Payout Under
	the 2009
	Long-Term					Out-
	Incentive			Annual		placement				Excess
	Compensation			Incentive		Assistance				Parachute
	Plan plus		Health &	Plan for		and	D & O			Payment
	Vesting Stock		Welfare	2009 (at	Retirement	Executive	Coverage	Tax	Total CIC	and Tax
	Options(1)	Severance(2)	Benefits(3)	target)	Benefits(4)	Allowances	Premiums(5)	Counsel	Value	Gross Up	Total
	$	$	$	$	$	$	$	$	$	$	$

James F. Kirsch	$3,055,060	$4,350,000	$103,204	$725,000	$468,888	$85,000	$281,332	$5,000	$9,073,484	$4,220,958	$13,294,442

Sallie B. Bailey	$757,868	$1,168,000	$37,944	$219,000	$100,848	$59,600	$281,332	$5,000	$2,629,592	$1,106,112	$3,735,704

Michael J. Murry	$559,492	$1,131,500	$47,206	$200,750	$107,810	$59,600	$281,332	$5,000	$2,392,690	$1,015,110	$3,407,800

Peter T. Thomas	$548,368	$1,007,500	$49,089	$178,750	$290,431	$59,600	$281,332	$5,000	$2,420,070	$1,075,792	$3,495,862

Ann E. Killian	$423,584	$930,000	$46,283	$155,000	$87,660	$59,600	$281,332	$5,000	$1,988,459	$858,557	$2,847,016

(1)	This column includes the aggregate amounts related to performance shares and stock options. The performance share amounts in this column equal the payouts for the 2007-2009 and 2008-2010 performance periods, assuming target performance and valued using the closing share price on the NYSE of Ferro Common Stock on December 31, 2009. The stock option amounts in this column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Ferro Common Stock on December 31, 2009 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Kirsch) each executive’s full year’s compensation (base salary plus bonus at the target amount).

(3)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(4)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(5)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

SHAREHOLDINGS

Stock Ownership by Directors, Executive Officers and Employees

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 25 above, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 5, 2010. None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.

		Shares of Common
	Shares of	Stock Underlying
	Common Stock	Options Exercisable		Percentage of
	Owned Directly	Within 60 Days of	Total Shares of	Outstanding
	or Indirectly	Record Date	Common Stock	Common Stock
Richard C. Brown(1)	0	0	0	*

Michael H. Bulkin(1)	72,780	35,500	108,280		*

Sandra Austin Crayton(1)	24,967	35,500	60,467		*

Richard J. Hipple(1)	10,600	0	10,600		*

Jennie S. Hwang(1)	24,125	30,500	54,625		*

Gregory E. Hyland(1)	0	0	0		*

James F. Kirsch(2)	267,493	508,000	775,493		*

William B. Lawrence(1)	22,970	35,500	58,470		*

Perry W. Premdas(1)	42,559	0	42,559		*

William J. Sharp(1)	34,050	35,500	69,550		*

Dennis W. Sullivan(1)	72,862	35,500	108,362		*

Ronald P. Vargo(1)	0	0	0		*

Officers Named in Summary Compensation Table

Sallie B. Bailey(2)	59,760	58,750	118,510		*

Michael J. Murry(2)	57,556	111,375	168,931		*

Peter T. Thomas(2)	56,465	87,075	143,540		*

Ann E. Killian(2)	42,120	76,250	118,369		*

17 Directors and Executive Officers as a Group (3)	811,508	1,064,449	1,875,957	2.15%

*	Less than 1 percent.

(1)	Shares of Common Stock reported above do not include 8,000 deferred stock units awarded to each non-executive Director in February 2010, because no voting rights are conferred with the deferred stock units. The deferred stock units will be converted to Common Stock after a one-year vesting period, unless deferred into the Ferro Director Deferred Compensation Plan, and are subject to forfeiture if the recipient is no longer serving as a Director at the end of the deferral period except in the case of retirement, disability or death. Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan.

(2)	Shares of Common Stock reported above include 77,500, 18,650, 14,850, 13,500 and 9,425 performance shares awarded to Mr. Kirsch, Ms. Bailey, Mr. Murry, Mr. Thomas and Ms. Killian, respectively, with regard to the 2007-2009 and 2008-2010 performance periods (all of which shares of Common Stock are subject to forfeiture under the LTIP), as well as 155,000, 35,800, 32,200, 32,200 and 20,800 restricted shares of common stock awarded to Mr. Kirsch, Ms. Bailey, Mr. Murry, Mr. Thomas and Ms. Killian, respectively, under the LTIP, but do not include 44,572 “phantom” shares held for the accounts of Mr. Kirsch, Ms. Bailey, Mr. Murry, Mr. Thomas and Ms. Killian in the Supplemental 401(k) Plan.

(3)	Shares reported above include 133,925 performance shares awarded to the executive officers with regard to the 2007-2009 and 2008-2010 performance periods (all of which shares of Common Stock are subject to forfeiture under the terms of the respective plans), as well as 299,200 restricted shares of common stock, but do not include 44,811 “phantom” shares held for the accounts of the executive officers in the Supplemental Executive Defined Contribution Plan.

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or shares convertible into Common Stock.

	Nature and Amount of
	Beneficial Ownership	Percentage of
	(Shares of Common	Outstanding
Name and Address of Beneficial Owner	Stock)	Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	9,233,519	11.44%

TIAA-CREF Investment Management, LLC, and related entities(2) 730 Third Avenue New York, NY 10017	8,341,011	10.34%

FMR LLC(3) 82 Devonshire Street, Boston, Massachusetts 02109	8,085,234	9.94%

Lord, Abbett & Co., LLC(4) 90 Hudson Street Jersey City, NJ 07302	6,157,611	7.63%

BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	5,814,786	7.21%

Lord Abbett Research Fund, Inc. — Small-Cap Value Series(6) 90 Hudson Street Jersey City, NJ 07302	4,213,300	5.22%

Paul J. Isaac, and related entities(7) 1299 Ocean Avenue Santa Monica, CA 90401	4,830,260	5.94%

(1)	We obtained the information regarding share ownership from the Schedule 13D/A filed November 20, 2009, by Mario J. Gabelli and related entities, which reported sole voting power as to 9,009,019 shares of Common Stock and sole dispositive power as to 9,233,519 shares of Common Stock as of November 20, 2009.

(2)	We obtained the information regarding share ownership from the Schedule 13G filed January 11, 2010, by TIAA-CREF Investment Management, LLC, and related entities, which reported sole voting power as to 8,341,011 shares of Common Stock and sole dispositive power as to 8,341,011 shares of Common Stock as of December 31, 2009.

(3)	We obtained the information regarding share ownership from the Schedule 13G filed February 16, 2010, by FMR LLC, and related entities, which reported sole voting power as to 263,175 shares of Common Stock and sole dispositive power as to 8,085,234 shares of Common Stock as of December 31, 2009.

(4)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 12, 2010, by Lord, Abbett & Co., LLC, and related entities, which reported sole voting power as to 5,413,011 shares of Common Stock and sole dispositive power as to 6,157,611 shares of Common Stock as of December 31, 2009.

(5)	We obtained the information regarding share ownership from the Schedule 13G filed January 29, 2010, by BlackRock, Inc., which reported sole voting power as to 5,814,786 shares of Common Stock and sole dispositive power as to 5,814,786 shares of Common Stock as of December 31, 2009.

(6)	We obtained the information regarding share ownership from the Schedule 13G filed February 12, 2010, by Lord Abbett Research Fund, Inc. — Small-Cap Value Series, which reported sole voting power as to 4,213,300 shares of Common Stock and sole dispositive power as to 4,213,300 shares of Common Stock as of December 31, 2009.

(7)	We obtained the information regarding share ownership from the Schedule 13D/A filed November 20, 2009, by Paul J. Issac, and related entities, which reported sole voting power as to 3,584,739 shares of Common Stock and sole dispositive power as to 3,584,739 shares of Common Stock as of November 20, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2009, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

PROPOSAL TWO: LONG-TERM INCENTIVE PLAN

General

The 2010 Long-Term Incentive Plan (the “Plan”) was adopted by the Company’s Board of Directors on February 26, 2010, subject to approval by the Company’s shareholders. The description herein is a summary of the Plan and is subject to and qualified by the complete text of the Plan, which is included as Appendix A.

The Directors are seeking shareholder approval of the Plan so that the shares reserved for issuance under the Plan may be listed on the New York Stock Exchange. Pursuant to the rules of the exchange, the Company may grant options that qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), and compensation attributable to equity-based awards may qualify as performance-based compensation, which would exempt such grants from the limits on the deductibility contained in the Omnibus Budget Reconciliation Act of 1993 (the “OBRA”) for Federal income tax purposes of certain corporate payments to executive officers.*

Description of the Plan

Purpose.  The purpose of the Plan is to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high quality key employees and Directors and aligning their interests with those of its shareholders.

Plan Administration.  The Plan will be administered by the Compensation Committee or such other committee of independent Directors as the Board may from time to time designate. The Committee will have such additional authority as the Board determines from time to time is necessary or desirable in order to further the purposes of the Plan.

Awards to Participants.  The Committee will be responsible for selecting the employees and Directors who will participate in the Plan, determining the types and number of Awards to be made to each participant, and determining the terms, conditions and limitations applicable to each award. The Committee may delegate authority to the Chief Executive Officer for Awards to employees who are not executive officers.

Types of Awards.  The Plan will authorize several different types of long-term incentives, including the following:

o	Stock Options. Stock options entitle a participant to purchase shares of Common Stock at a fixed price over a pre-established period of time. The Plan will authorize the award of both incentive stock options and nonstatutory stock options as the Committee determines. Incentive stock options may be granted only to employees of Ferro and subsidiary corporations that are at least 50% owned, directly or indirectly, by Ferro. The exercise price of stock options will not be less than the per share fair market value of Common Stock on the date the option is granted. Once granted, and subject to allowed adjustments upon changes in capitalization, the terms of stock options may not be amended to reduce the exercise price or otherwise increase the value of the outstanding stock option and outstanding stock options may not be cancelled or exchanged for cash, other awards or other stock options with an exercise price that is less than the exercise price of the original stock options without shareholder approval. No stock option will be exercisable more

 *                OBRA amended the Code to limit to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of a public company. The OBRA deduction limit, however, does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Compensation attributable to a stock option is deemed to satisfy the requirement that compensation be paid on account of the attainment of one or more performance goals, if (1) the grant is made by a committee of directors, which meets certain criteria, (2) the plan under which the option is granted states a maximum number of options that may be granted to any individual during a specified period of time and (3) the amount of compensation the individual could receive is based solely on the increase in the value of the common shares after the date of grant. The Company has structured the Plan to meet the performance-based compensation requirement in order to preserve the full deductibility of all compensation paid under the Plan to the extent practicable.

than ten years after it is granted. “Fair market value” means the closing share price of the Common Stock on the NYSE.

o	Stock Appreciation Rights. A stock appreciation right entitles a participant to receive a payment, in cash or Common Stock, as determined by the Committee, equal to the excess of the fair market value, on the date of exercise or surrender, of the number of shares of Common Stock covered by such exercise or surrender over the stock appreciation right exercise price (which may not be less than the fair market value on the date of grant) of a stated number of shares of Common Stock. Once granted, and subject to allowed adjustments upon changes in capitalization, the terms of stock appreciation rights may not be amended to reduce the exercise price or otherwise increase the value of the outstanding stock appreciation rights and outstanding stock appreciation rights may not be cancelled or exchanged for cash, other awards or other stock appreciation rights with an exercise price that is less than the exercise price of the original stock appreciation rights without shareholder approval. Stock appreciation rights must be exercised within ten years of the date of grant.

o	Restricted Shares. Restricted shares are shares of Common Stock that are forfeitable if certain conditions are not satisfied. With respect to Awards of restricted shares that vest based solely on the lapse of time, the aggregate Award may not vest in whole less than three years from the date of grant and no installment of an award may vest less than 12 months from the date of the grant. With respect to Awards of restricted shares that vest based on performance criteria, the restriction period applicable to restricted shares may not be less than 12 months. Notwithstanding the foregoing, the Committee may authorize the grant of Restricted Shares that are subject to periods of vesting and forfeiture of, in the case of Awards that vest based solely on the lapse of time, less than three years, and in the case of Awards that vest based on performance criteria, less than 12 months, provided the amount of such Awards, when taken together with any Performance Shares and other Common Stock Based Awards granted that are similarly not subject to vesting or forfeiture time limits, in the aggregate does not exceed ten percent of the maximum number of shares of Common Stock that may be issued or delivered under this Plan.

o	Performance Shares. Performance shares are represented either by forfeitable shares of Common Stock issued at the time of grant or by phantom performance shares. Performance shares will be earned upon satisfaction of pre-established performance targets over a performance period (usually three years) established by the Committee. At the end of the applicable performance period, the performance shares will be converted into Common Stock, cash, or a combination of Common Stock and cash, or forfeited, based on whether and to what extent the pre-established performance targets have been achieved. Performance shares represented by forfeitable Common Stock may not become unforfeitable or be repurchased less than twelve (12) months from the time of grant. Performance targets may be established based upon various financial and stock performance measures established by the Committee. The Committee will specify the time and manner of payment of the performance shares to be earned.

o	Other Common Stock Based Awards. The Committee is authorized to make Awards in the form of Common Stock, phantom common stock units, deferred common stock or units or other awards valued in whole or in part by reference to, or otherwise based upon, Common Stock. With respect to any such Awards that vest or become nonforfeitable based solely on the lapse of time, the aggregate Award may not vest or become nonforfeitable in whole less than three years from the date of grant and no installment of an Award may vest or become nonforfeitable less than 12 months from the date of grant. With respect to any such Awards that vest or become nonforfeitable based on performance criteria, the Award may not vest or become nonforfeitable less than 12 months from the date of grant. Notwithstanding the foregoing, the Committee may authorize the grant of Restricted Shares that are subject to periods of vesting and forfeiture of, in the case of Awards that vest based solely on the lapse of time, less than three years, and in the case of Awards that vest based on performance criteria, less than 12 months, provided the amount of such Awards, when taken together with any Restricted Shares and any Performance Shares granted that are similarly not subject to vesting or forfeiture time limits, in the aggregate does not exceed ten percent of the maximum number of shares of Common Stock that may be issued or delivered under this Plan.

o	Dividend Equivalent Rights. The Committee may grant Awards in the form of dividend equivalent rights. Dividend equivalent rights entitle the participant to receive credits based on cash distributions that would have been paid on the shares of Common Stock specified in the dividends equivalent right (or other Award to which it relates) if such shares had been issued to and held by the participant. A dividend equivalent right may be granted hereunder to any participant as a component of another Award (except for stock options and stock appreciation rights) or as a freestanding award, with such terms and conditions as set forth by the Committee.

Shares Subject to the Plan.  The shares of Common Stock to be issued under the Plan may be either authorized but unissued shares or previously issued shares reacquired by Ferro and held as treasury shares. Subject to allowed adjustments upon changes in capitalization, the maximum aggregate number of shares of Common Stock reserved for Awards under the Plan will be 5,000,000 shares. Any shares of Common Stock that are subject to Awards of Options or Stock Appreciation Rights are counted as one (1) share of Common Stock for every one (1) share of Common Stock delivered under the Award. Any shares of Common Stock that are subject to Awards that are not Options or Stock Appreciation Rights will be counted as 1.39 shares of Common Stock for every one (1) share of Common Stock delivered under those Awards.

Shares of Common Stock subject to any Award that is forfeited or otherwise terminated without the issuance of shares or payment of consideration in lieu of shares, will again be available for grant under the Plan (other than Stock Appreciation Rights). Any shares of Common Stock that again become available for grant will be added back as (a) one (1) share of Common Stock if such share of Common Stock was subject to an Award of Options or Stock Appreciation Rights and (b) 1.39 shares of Common Stock if such shares of Common Stock were subject to Awards other than Options or Stock Appreciation Rights. With respect to Stock Appreciation Rights settled in shares of Common Stock, the aggregate number of shares subject to the Stock Appreciation Right shall be counted against the number of shares for issuance under this Plan regardless of the number of shares of Common Stock issued upon settlement. Shares of Common Stock tendered by Participants as full or partial payment to Ferro upon exercise of Options or other Awards or to satisfy a Participant’s tax withholding obligations will not increase the shares of Common Stock available for Awards under the Plan.

Limitation.  The Plan provides that no more than 500,000 shares of Common Stock will be the subject of awards granted to any single participant during any 12-month period.

Assignment and Transfer.  Generally awards may not be transferred by a participant except by will or the laws of descent and distribution. The Committee may authorize transfer of awards to a participant’s family members, trusts for the exclusive benefit of such family members, or entities in which the participant and such family members are the only owners or members, so long as such transfer is for no consideration.

Change in Control.  The Plan has special provisions concerning a “Change in Control” of Ferro. Those special provisions include the following:

o	All stock options and stock appreciation rights will become fully vested and exercisable,

o	All restrictions and conditions with respect to all awards of restricted shares will be deemed fully released or satisfied, except as set forth below,

o	All previously established performance targets for performance shares will be deemed to have been met at 100% of the award level, and

o	During a restriction period or during a performance period, participants will be entitled to receive a pro rata portion of the award that would have been distributed to them at the end of the applicable restriction period or performance period.

In connection with a Change in Control, Ferro may make payments to participants in cash for the value of all outstanding awards to the extent vested based upon the higher of (i) the closing share price on the date of the Change in Control or (ii) the highest price actually paid in connection with the Change in Control.

Amendment or Termination.  The Board of Directors will have the power to amend, modify or terminate the Plan or any Award under certain circumstances; provided, however, that any amendment or modification that (i) increases the benefits to participants, increases the number of shares subject to the Plan or modifies the requirements for participation in the Plan, or (ii) must be approved by shareholders, shall not be effective unless and until shareholder approval has been obtained.

Compliance with Section 409A of the Code.  Ferro intends that this Plan and any awards made under this Plan will be administered in a manner that complies with Section 409A of the Code and any provision that would cause this Plan or any awards made under this Plan to fail to satisfy section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code. If, at the time of a participant’s separation from service, (i) such participant is a specified employee (within the meaning of Section 409A of the Code) and (ii) Ferro makes a good faith determination that an amount payable constitutes deferred compensation the payment of which is required to be delayed pursuant to the six-month delay rule in Section 409A of the Code in order to avoid taxes or penalties, then Ferro will not pay such amount on the otherwise scheduled payment date but will instead pay it without interest, on the first business day of the seventh month after the participant’s separation from service.

Federal Income Tax Consequences.  Ferro believes generally that awards under the Plan will have the following consequences under current U.S. Federal income tax laws:

o	Incentive Stock Options. A participant will not recognize any taxable income on grant or exercise of an incentive stock option. The exercise of an incentive stock option may, however, result in the imposition of the alternative minimum tax. Ferro is not entitled to a deduction on grant or exercise of an incentive stock option unless the participant disposes of the shares within 12 months after exercise.

o	Other Awards. A participant will not recognize any taxable income on grant of non-statutory stock options, stock appreciation rights, restricted shares or performance shares. On exercise of non-statutory stock options or stock appreciation rights, on expiration of a restriction period for restricted shares, or on expiration of a performance period for performance shares, the participant will recognize compensation income and Ferro will be entitled to a deduction equal to the value of the Common Stock or cash the participant receives (minus, in the case of a non-statutory stock option, the option exercise price paid by the participant).

Effective Date and Term of Plan.  The Plan was adopted by the Board as of February 26, 2010, subject to approval by the shareholders at this Annual Meeting. No new awards may be made under the Plan after December 31, 2020.

Status of Grants Under Prior Plans.  If the Plan is approved, no further grants may be made under Ferro’s 2006 Long-Term Incentive Compensation Plan.* Outstanding options and performance shares shall not be affected by shareholder approval of this Plan.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009, regarding the number of shares issued and available for issuance under Ferro’s equity compensation plans.

	Number of Shares to		Number of Shares
	Be Issued on Exercise	Weighted Average	Remaining Available for
	of	Exercise Price of	Future Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation
Equity Compensation Plan	and Other Awards	and other Awards	Plans(1)
Approved by Ferro Shareholders(2)	4,576,055	$16.83	986,488(4)

Not Approved by Ferro Shareholders(3)	135,526	$24.96	0

Total	4,711,581	$16.96(5)	986,488

(1)	Excludes shares listed in the second column.

(2)	Includes options issued under the Company’s 2006 Long-Term Incentive Compensation Plan.

 *         On March 5, 2010, (i) 67,325 shares were available for future equity awards under the 2006 Long-Term Incentive Compensation Plan, (ii) 619,025 shares of unvested full-value awards were outstanding, of which 182,725 shares of Company common stock were potentially issuable under the performance share plan based upon performance attainments and the related cash payment in lieu of common stock and (iii) 4,691,397 shares of the Company’s common stock were issuable upon exercise of outstanding options (with a weighted-average exercise price of $17.14 per share and a weighted-average remaining term of 5.16 years).

(3)	Includes options granted in 2001 and 2002 to the Company’s former Chief Executive Officer and phantom units issued under the Company’s Executive Employee Deferred Compensation Plan and Supplemental Executive Defined Contribution Plan.

(4)	As indicated in the summary of the 2010 Long-Term Incentive Plan, no further grants of these shares will be offered if the Plan is approved.

(5)	Weighted-average exercise price of outstanding options; excludes phantom units.

Set forth below is a description of the material features of each plan that were not approved by Ferro shareholders:

o	Stock Options. On February 11, 2002, and February 9, 2001, respectively, the Board granted Mr. Ortino 155,000 and 122,000 options to purchase shares. Of this amount, options for 100,000 shares each year were granted under the 1985 Employee Stock Option Plan approved by shareholders and the remaining options were approved and granted by the Board from available treasury shares. The options granted in 2002 have an exercise price of $25.50 and the options granted in 2001 have an exercise price of $23.60. Both grants have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date.

o	Executive Employee Deferred Compensation Plan. The Executive Employee Deferred Compensation Plan allows participants to defer up to 75% of annual base salary and up to 100% of incentive cash bonus awards and cash performance share payouts. Participants may elect to have all or a portion of their deferred compensation accounts deemed to be invested in shares of Ferro Common Stock, and credited with hypothetical appreciation, depreciation, and dividends. When distributions are made from this Plan in respect of such shares, the distributions are made in actual shares of Ferro Common Stock.

o	Supplemental Executive Defined Contribution Plan. The Supplemental Executive Defined Contribution Plan allows participants to be credited annually with matching and basic pension contributions that they would have received under the Company’s 401(k) plan except for the applicable IRS limitations on compensation and contributions. Contributions vest at 20% for each year of service, are deemed invested in Ferro Common Stock and earn dividends. Distributions are made in Ferro Common Stock or in cash.

As of December 31, 2009, 86,060,044 shares of Company stock were outstanding, 986,488 shares were available for future equity awards under the 2006 Long-Term Incentive Compensation Plan, which is the Company’s only equity compensation plan.* Thus, as of December 31, 2009, our fully diluted overhang was 5.8% and our simple overhang was 6.1%. If the 5,000,000 shares under the 2010 Long-Term Incentive Plan for which shareholder approval is requested were available for grant as of December 31, 2009, our fully diluted overhang would have increased to 10.7% and our simple overhang to 11.9%. For fiscal years 2009, 2008, and 2007, our burn rate, i.e., shares used for equity compensation awards during the year divided by shares outstanding as of the end of the year, was 0.99%, 1.62%, and 1.29%, respectively.

The following table sets forth information regarding the number of restricted shares, deferred stock units and stock options granted and the actual number of common shares earned under performance share awards for 2007, 2008 and 2009:

Equity Grants	2007	2008	2009
Restricted Share Granted	0	99,600	142,100

Deferred Stock Units Granted	36,700	34,200	34,200

Stock Options Granted	517,000	515,600	676,700

Common Shares Earned Under Performance Share Awards(1)	6,639	59,544	0

(1)	Employees are awarded a target number of shares, which are included in the “Number of Shares to be Issued on Exercise of Outstanding Options and Other Awards” in the table on page 43. At the end of the applicable performance period (usually three years), a payout is made based on the achievement of pre-established performance targets. Payouts under the Plan are settled one-half in shares of Common Stock and one-half in cash and are made at the beginning of the fiscal year following the applicable performance period.

 *      On December 31, 2009, 4,221,300 shares of the Company’s common stock were issuable upon exercise of outstanding options (with a weighted-average exercise price of $18.70 per share and a weighted-average remaining term of 5.1 years), and 182,725 shares of Company common stock were potentially issuable under the performance share plan based upon performance attainments and the related cash payment in lieu of common stock.

Vote Required

The affirmative vote of a majority of the votes cast, provided the total number of votes cast represents a majority of the outstanding common shares, is required for the approval of the 2010 Long-Term Incentive Plan. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board recommends that you vote “FOR” approval of the 2010 Long-Term Incentive Plan. Unless you instruct otherwise on your proxy card or telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in 2009 and is expected to be retained to do so in 2010. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2010. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2010. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related services performed by the independent registered public accounting firm. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2009, and December 31, 2008, Deloitte & Touche LLP billed the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2009	$4,368,164	$437,898	$830,595	$15,400

2008	$5,408,450	$969,854	$585,082	$14,500

Fees noted in “Audit-Related Fees” in 2009 represent fees primarily related to a registration statement on Form S-3 filed by the Company and consultation on financial accounting and reporting. In 2008, fees were for financial statements prepared in connection with the proposed disposition of certain of our assets.

Fees noted in “Tax Fees” in 2009 and 2008 represent fees for professional services for tax compliance, tax advice and tax planning. These services include assistance with global tax planning and tax compliance in the United States and in certain foreign jurisdictions.

Fees noted in “All Other Services” in 2009 and 2008 represent subscription fees for access to accounting research databases and a permitted non-audit service related to an international quality attestation.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP ’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2009. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte and Touch LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

William J. Sharp, Chair
Dr. Jennie S. Hwang
William B. Lawrence
Perry W. Premdas
Dennis W. Sullivan

PROPOSAL FOUR: AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO PERMIT THE
BOARD OF DIRECTORS TO AMEND THE COMPANY’S CODE OF REGULATIONS
TO THE EXTENT PERMITTED BY OHIO LAW

In February 2010, the Company’s Board of Directors approved the proposed amendment to the Company’s Code of Regulations described below and recommended that it be submitted to a vote of the Company’s shareholders at the 2010 Annual Meeting of Shareholders. The text of Article VII of the Code of Regulations, as it would be modified by the proposed amendment, is as follows (with new language underscored):

Article VII.
Amendments

These regulations may be altered, changed, or amended in any respect or superseded by new regulations in whole or in part by (i) the Board of Directors, to the extent permitted by the Ohio Revised Code, or (ii) the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Corporation at any annual or special meeting called for such purpose, or without a meeting by the written consent of the holders of record of shares entitling them to exercise two-thirds of the voting power of the Corporation. In case of adoption of any regulation or amendment by such written consent of shareholders, the Secretary shall enter the same in his records and mail a copy thereof to each shareholder entitled to vote who did not participate in the adoption thereof.

The Company’s Code of Regulations currently requires that all amendments be approved by shareholders. Many jurisdictions, such as Delaware, have historically allowed a corporation’s board of directors to amend the corporate bylaws (which are the Delaware law counterpart to Ohio codes of regulations) without shareholder approval. Until 2006, Ohio law did not permit directors of Ohio corporations to amend their codes of regulations. In 2006, Ohio law was changed to allow boards of directors to amend the codes of regulations of Ohio corporations without shareholder approval, except for provisions of the regulations that:

o	Specify the percentage of shares that shareholder(s) must hold in order to call a special meeting of shareholders;

o	Specify the length of time required for notice of a shareholders’ meeting;

o	Specify that shares that have not yet been fully paid can have voting rights;

o	Specify requirements for a quorum at a shareholders’ meeting;

o	Prohibit shareholder or director action from being authorized or taken without a meeting;

o	Define terms of office for directors or provide for the classification of directors;

o	Require greater than a majority vote of shareholders to remove directors without cause;

o	Establish requirements for a quorum at directors’ meetings, or specify the required vote for an action of directors;

o	Delegate authority to committees of the board to adopt, amend or repeal regulations; or

o	Remove the requirement that a control share acquisition of an issuing public corporation be approved by shareholders of the acquired corporation in accordance with the provisions of the Ohio Control Share Acquisitions Act (Ohio Revised Code Section 1701.831).

Granting to directors the authority to amend the corporate regulations will not divest or limit the shareholders’ power to adopt, amend or repeal the regulations.

If this proposal is approved, the Company’s Regulations will be amended to allow the Company’s Board of Directors to amend the Company’s Code of Regulations to the extent permitted by Ohio law. Accordingly, the Board of Directors would be able to make updating, ministerial and other changes to the Code of Regulations without having to seek shareholder approval. If this proposal is approved, the Company will be required to promptly notify shareholders of any amendments that the Board of Directors makes to the Code of Regulations by sending a notice to shareholders of record as of the date of the adoption of the amendment, or by filing a report with the Securities and Exchange Commission.

Vote Required for Approval

The affirmative vote of the holders of a majority of the voting power of the Company is required for approval. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Code of Regulations to permit the Board of Directors to amend the Company’s Code of Regulations to the extent permitted by Ohio law. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL

GAMCO Asset Management Inc., One Corporate Center, Rye, New York 10580, the beneficial owner of 9,223,519 shares of the Company’s common stock as of November 20, 2010, has advised the Company that it intends to submit a proposal to a vote of shareholders at the annual meeting. The proposal and the shareholder’s statement in support thereof are set forth below. If properly presented, this proposal will be voted on at the Annual Meeting.

The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support, which are presented in the form received from the shareholder. For the reasons set forth following the proposal and the shareholder’s statement in support, the Board of Directors recommends a vote “AGAINST” this proposal.

Shareholder Proposal

RESOLVED:  That the Code of Regulations (the “Code”) of Ferro Corporation (the “Company”) be amended to provide that the Company opt out of the Ohio Control Share Acquisitions Act, and to provide that the amended Code provision thereafter may only be amended or repealed by a majority vote of the Company’s shareholders.

Shareholder’s Supporting Statement

The Ohio Control Share Acquisitions Act (Section 1701.831 of the Ohio Revised Code) requires that any control share acquisition of an Ohio public corporation can only be made with the prior authorization of shareholders, unless the corporation “opts out” of the statute by a provision in the articles of incorporation or code of regulations stating that the statute does not apply. Control share acquisitions are defined to be acquisitions of shares entitling a person to exercise or direct the voting power in the election of directors within any of three separate ranges: (1) one-fifth or more but less than one-third of such voting power; (2) one-third or more but less than a majority of such voting power; or (3) a majority or more of such voting power. A person desiring to make a control share acquisition must first deliver notice to the corporation, and the corporation’s Board of Directors must call a special meeting of shareholders to vote on the proposed acquisition.

The Ohio Control Share Acquisitions Act is generally viewed as an anti-takeover measure. It imposes costs and other obstacles on a potential bidder for the Company and may thereby deprive shareholders of opportunities to realize takeover premiums for their shares.

Therefore, we believe it is in the best interests of the shareholders for the Company to opt out of the Ohio Control Share Acquisitions Act.

WE URGE SHAREHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.

Board’s Opposition Statement

The primary purpose of the Ohio Control Share Acquisitions Act is to protect shareholders of Ohio corporations, including the shareholders of the Company, against the accumulation of a controlling block of a corporation’s voting shares. It does this by affording shareholders the reasonable opportunity to decide, collectively, whether a proposed acquisition of voting control of the Company should be permitted. The Act provides that if a person or group wishes to make a control share acquisition of the Company’s shares, it must notify the Company, which must then call a special meeting so that the other shareholders of the Company may vote on the proposed acquisition. Therefore, the Act affords the Company’s shareholders adequate time to consider whether a particular acquisition proposal is in their best interests at an orderly special meeting called expressly for that purpose.

If a person or group were to acquire a controlling block in the Company’s shares, it could effectively have a veto power over certain corporate actions and transactions, such as a merger or other business combination, and use that power to the detriment of the other shareholders of the Company. In addition, a person or group could acquire a controlling share of the company without offering to the other shareholders a control premium or other economic advantage. The Company believes that its shareholders should have the power to decide whether any person or group should be permitted to acquire such a controlling stake in the Company. The Ohio Control Share Acquisitions Act gives shareholders that power.

The Ohio Control Share Acquisitions Act does not deprive shareholders of the opportunity to consider a possible takeover of the Company, nor does it prevent any person or group from making a proposal to acquire the Company or acquire a significant amount of its voting power. Rather, the Act gives those most affected by the acquisition — the Company’s other shareholders — the power to decide whether the proposed acquisition should be permitted. If the Company were to opt out of the Ohio Control Share Acquisitions Act, and thereafter a person or group were to make a control share acquisition of the Company’s shares, the Company’s shareholders would not have a right to vote on the control share acquisition, and the transaction could proceed without their approval.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on this proposal is required for approval of this shareholder proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of the proposal.

If the proposal is approved by shareholders at the Annual Meeting, the proposal would not automatically effect any amendment to the Company’s Code of Regulations. Rather, the Board of Directors would take such approval under advisement. If this proposal is approved by the shareholders and the Board of Directors determines to accept the shareholders’ recommendation, the Board of Directors would submit to a vote of shareholders at the 2011 annual meeting of shareholders a proposal to amend the Company’s Code of Regulations to opt out of the Ohio Control Share Acquisitions Act.

Board Recommendation

After thoughtful consideration, the Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

SHAREHOLDER PROPOSALS FOR
THE 2010 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2011 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than November 29, 2010.

Any shareholder who intends to present a proposal at the 2011 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than February 12, 2011, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder fails to submit the proposal by February 12, 2011.

SHAREHOLDER VOTING

Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 3 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect three nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, has been retained at an estimated cost of $15,000 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 29, 2010.

Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	Mark H. Duesenberg,
Secretary

March 29, 2010

Appendix A

FERRO CORPORATION
2010 LONG-TERM INCENTIVE PLAN

1. Purpose.  The purpose of this 2010 Long-Term Incentive Plan (this “Plan”) is to promote the long-term financial interests and growth of Ferro Corporation and its subsidiaries and affiliated companies (“Ferro”) by:

(a) Attracting and retaining high-quality key employees and Directors;

(b) Further motivating such employees and Directors to achieve Ferro’s long-range performance goals and objectives and thus act in the best interests of Ferro and its shareholders generally; and

(c) Aligning the interests of Ferro’s employees and Directors with those of Ferro’s shareholders by encouraging increased ownership of Ferro Common Stock, par value $1.00 per share (“Common Stock”), by such executive personnel and Directors.

2. Plan Administration.  The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) (or such other committee as the Board may from time to time designate) will administer this Plan. The Committee shall consist of not less than three Directors, all of whom shall be Non-Employee Directors (as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934) and Outside Directors (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)). Subject to any limitations established by the Board, in administering this Plan the Committee will have conclusive authority:

(a) To administer this Plan in accordance with its provisions in such a way as to give effect to economic and competitive conditions, individual situations, and the evaluation of individual performance and the economic potential and business plans of various units of Ferro;

(b) To determine the terms and conditions, not inconsistent with the provisions of this Plan, of any Award granted under this Plan and prescribe the form of any agreement or document applicable to any such Award;

(c) To construe and interpret the provisions of this Plan and all Awards granted under this Plan; and

(d) To establish, amend, and rescind rules and regulations for the administration of this Plan.

The Committee will also have such additional authority as the Board may from time to time determine to be necessary or desirable in order to further the purposes of this Plan.

3. Awards to Participants.  The Committee will select the employees and Directors of Ferro (“Participants”) who will participate in this Plan and determine the type(s) and number of award(s) (“Awards”) to be made to each such Participant. The Committee will determine the terms, conditions and limitations applicable to each Award. The Committee may, if it so chooses, delegate authority to Ferro’s Chief Executive Officer to select certain of the Participants (other than executive officers and Directors of Ferro and other individuals subject to reporting under Section 16 of the Securities Exchange Act of 1934) and to determine Awards to be granted to such Participants on such terms as the Committee may specify. Awards may be made singly, in combination, or in exchange for a previously granted Award and also may be made in combination or in replacement of, or as alternatives to, grants or rights under any other employee plan of Ferro, including the plan of any acquired entity.

4. Types of Awards.  Under this Plan, the Committee will have the authority to grant the following types of Awards to Participants of Ferro:

(a) Stock Options.  The Committee may grant Awards in the form of Stock Options. Such Stock Options may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or nonstatutory stock options (not intended to qualify under Section 422 of the Code). However, incentive stock options may be granted only to employees of Ferro and subsidiary corporations that are at least 50% owned, directly or indirectly, by Ferro. The option price of a Stock Option may be not less than the per share Fair Market Value of the Common Stock on the date of the grant. “Fair Market Value” means, as of any given date, the quoted closing price of the

Common Stock on such date on the New York Stock Exchange or, if no such sale of the Common Stock occurs on the New York Stock Exchange on such date, then such closing price on the next day on which the Common Stock was traded. If the Common Stock is no longer traded on the New York Stock Exchange, then the Fair Market Value of the Common Stock shall be determined by the Committee in good faith. Except as provided in Section 7 hereof, the terms of outstanding Stock Options may not be amended to reduce the exercise price of such outstanding Stock Options or otherwise increase the value of such outstanding Stock Options and outstanding Stock Options may not be cancelled or exchanged for cash, other Awards or other Stock Options with an exercise price that is less than the exercise price of the original Stock Options without shareholder approval. Stock Options will be exercisable in whole or in such installments and at such times and upon such terms as the Committee may specify. No Stock Option, however, may be exercisable more than ten years after its date of grant. A Participant will be permitted to pay the exercise price of a Stock Option in cash, with shares of Common Stock (including by attestation of Common Stock owned) or by a combination of cash and Common Stock. The aggregate fair market value (determined at the time the option is granted) of shares of Common Stock as to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan and any other plan of Ferro) may not exceed $100,000 (or such other limit as may be fixed by the Code from time to time). Any Stock Option granted that is intended to qualify as an incentive stock option, but fails to so qualify at or after the date of grant will be treated as nonstatutory stock option.

(b) Stock Appreciation Rights.  The Committee may grant Awards in the form of Stock Appreciation Rights. Stock Appreciation Rights will be granted for a stated number of shares of Common Stock on such terms, conditions and restrictions as the Committee deems appropriate. Stock Appreciation Rights will entitle a Participant to receive a payment, in cash or Common Stock, as determined by the Committee, equal to the excess of (x) the Fair Market Value, on the date of exercise or surrender, of the number of shares of Common Stock covered by such exercise or surrender over (y) the Stock Appreciation Rights exercise price (which may not be less than the Fair Market Value on the date of grant). Stock Appreciation Rights must be exercised within ten years of the date of grant. Except as provided in Section 7 hereof, the terms of outstanding Stock Appreciation Rights may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights or otherwise increase the value of such outstanding Stock Appreciation Rights and outstanding Stock Appreciation Rights may not be cancelled or exchanged for cash, other Awards or other Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without shareholder approval. Stock Appreciation Rights may be granted either separately or in conjunction with other Awards granted under this Plan. Any Stock Appreciation Right related to a Stock Option, however, will be exercisable only to the extent the related Stock Option is exercisable. Similarly, upon exercise of a Stock Appreciation Right as to some or all of the shares of Common Stock covered by a related Stock Option, the related Stock Option will be canceled automatically to the extent of the Stock Appreciation Right exercised, and such shares of Common Stock shall not be eligible for subsequent grant. Any Stock Appreciation Right related to a nonstatutory stock option may be granted at the same time such stock option is granted or at any subsequent time before exercise or expiration of such stock option. Any Stock Appreciation Right related to an incentive stock option must be granted at the same time such incentive stock option is granted.

(c) Restricted Shares.  The Committee may grant Awards in the form of Restricted Shares. Such Awards may be in such numbers of shares of Common Stock and at such times as the Committee determines. Such Awards will have such periods of vesting and forfeiture restrictions as the Committee may determine at the time of grant. The Committee may, in its discretion, permit dividends on Restricted Shares to be paid or require such dividends to be deferred or reinvested and subject to forfeiture until the underlying Restricted Shares have vested. With respect to Awards of Restricted Shares that vest based solely on the lapse of time, the aggregate Award may not vest in whole less than three years from the date of grant and no installment of an Award may vest less than 12 months from the date of grant. With respect to Awards of Restricted Shares that vest based on performance criteria, the restriction period applicable to Restricted Shares may not be less than 12 months. Notwithstanding the foregoing, the Committee may authorize the grant of Restricted Shares that are subject to periods of vesting and forfeiture of, in the case of Awards that vest based solely on the lapse of time, less than three years, and in the case of Awards that vest based on performance criteria, less than 12 months, provided the amount of such Awards, when taken together with any Performance Shares granted pursuant to Section 4(d) and other Awards granted pursuant to Section 4(e) that are similarly not subject to vesting or forfeiture time limits, in the aggregate does not exceed ten percent of the maximum number of shares of Common Stock that may be issued or delivered under this Plan as set forth in Section 6 below.

(d) Performance Shares.  The Committee may grant Awards in the form of Performance Shares. Such Awards may be in such numbers of shares of Common Stock and at such times as the Committee determines. The Committee shall specify the time and manner of payment of the Performance Shares earned. Performance Shares will be (i) represented by forfeitable shares of Common Stock issued on the date of grant of a Performance Share Award or (ii) phantom Performance Shares. Such Performance Shares will be earned upon satisfaction of Performance Targets relating to Performance Periods established by the Committee at or prior to the date of a grant. At the end of the applicable Performance Period, Performance Shares will be converted into Common Stock, cash, or a combination of Common Stock and cash, or forfeited, based upon the level of achievement of the Performance Targets. If Performance Shares initially were represented by forfeitable Common Stock, such Common Stock will become nonforfeitable or be repurchased by Ferro at the time of payment. Performance Shares represented by forfeitable Common Stock may not become nonforfeitable or be repurchased less than 12 months from the date of grant. Notwithstanding the foregoing, the Committee may authorize the grant of Performance Shares that are subject to periods of vesting and forfeiture of less than 12 months, provided the amount of such Awards, when taken together with any Restricted Shares granted pursuant to Section 4(c) and other Awards granted pursuant to Section 4(e) that are similarly not subject to vesting or forfeiture time limits, in the aggregate does not exceed ten percent of the maximum number of shares of Common Stock that may be issued or delivered under this Plan as set forth in Section 6 below.

The Committee may establish Performance Targets in terms of any or all of the following: sales; sales growth; gross margins; operating income; net earnings; earnings growth; cash flows; market share; total shareholder returns; returns on equity, net assets, assets employed, or capital employed; accomplishment of acquisitions, divestitures, or joint ventures (or the success of an acquisition or joint venture, measured in terms of any of the preceding), or the attainment of levels of performance of Ferro under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes in any of the foregoing. Performance Targets applicable to Performance Shares may vary from Award to Award and from Participant to Participant.

When determining whether Performance Targets have been attained, the Committee will have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in Ferro’s financial statements, provided such adjustments are made in a manner consistent with Section 162(m) of the Code (to the extent applicable). Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and the Committee will interpret the terms of such Awards in a manner consistent with that intent to the extent appropriate. (The foregoing provisions of this Section 4(d) will also apply to Awards of Restricted Shares made under Section 4(c) to the extent such Awards of Restricted Shares are subject to performance goals of Ferro.)

(e) Other Common Stock Based Awards.  The Committee may grant Awards in the form of Common Stock, phantom Common Stock units, deferred Common Stock or units, or other Awards valued in whole or in part by reference to, or otherwise based upon, Common Stock. Such Common Stock Based Awards will be subject to terms and conditions established by the Committee and set forth in the applicable Award Agreement. With respect to any such Awards that vest or become nonforfeitable based solely on the lapse of time, the aggregate Award may not vest or become nonforfeitable in whole less than three years from the date of grant and no installment of an Award may vest or become nonforfeitable less than 12 months from the date of grant. With respect to any such Awards that vest or become nonforfeitable based on performance criteria, the Award may not vest or become nonforfeitable less than 12 months from the date of grant. Notwithstanding the foregoing, the Committee may authorize the grant of Restricted Shares that are subject to periods of vesting and forfeiture of, in the case of Awards that vest based solely on the lapse of time, less than three years, and in the case of Awards that vest based on performance criteria, less than 12 months, provided the amount of such Awards, when taken together with any Restricted Shares granted pursuant to Section 4(c) and any Performance Shares granted pursuant to Section 4(d) that are similarly not subject to vesting or forfeiture time limits, in the aggregate does not exceed ten percent of the maximum number of shares of Common Stock that may be issued or delivered under this Plan as set forth in Section 6 below.

(f) Dividend Equivalent Rights.  The Committee may grant Awards in the form of Dividend Equivalent Rights. Dividend Equivalent Rights entitle the Participant to receive credits based on cash distributions that would have been paid on the shares of Common Stock specified in the Dividends Equivalent Right (or other Award to which it relates) if such shares had been issued to and held by the Participant. A Dividend Equivalent Right may be granted hereunder to any Participant as a component of another Award (except for Stock Options and Stock Appreciation Rights) or as a freestanding Award, with such terms and conditions as set forth by the Committee.

5. Award Agreements.  All Awards to Participants under this Plan will be evidenced by a written agreement (an “Award Agreement”) between Ferro and the Participant containing such terms not inconsistent with this Plan as the Committee may determine, including such restrictions, conditions, and requirements as to transferability, continued employment, individual performance or financial performance of Ferro or a subsidiary or affiliate as the Committee deems appropriate. Each such Award Agreement will, however, provide that the Award will be forfeitable if, in the opinion of the Committee, the Participant, without the written consent of Ferro:

(a) Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro, or any subsidiary or affiliate, or any products that are logical extensions, on a manufacturing or technological basis, of such products;

(b) Discloses to any person any proprietary or confidential business information concerning Ferro, or any of the officers, Directors, employees, agents, or representatives of Ferro, which the Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;

(c) Takes any action likely to disparage or have an adverse effect on Ferro or any of the officers, Directors, employees, agents, or representatives of Ferro;

(d) Induces or attempts to induce any employee of Ferro to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of its respective employees, or hires or assists in the hiring of any person who was an employee of Ferro, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the Participant’s own behalf or on behalf of any other person or entity; or

(e) Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.

6. Shares Subject to this Plan.  The shares of Common Stock to be issued under this Plan may be either authorized but unissued shares or previously issued shares reacquired by Ferro and held as treasury shares, as the Committee may from time to time determine. Subject to adjustment as provided in Section 7 below, the maximum aggregate number of shares of Common Stock that may be issued or delivered under this Plan is 5,000,000 shares of Common Stock. Any shares of Common Stock that are subject to Awards of Stock Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock delivered under the Award. Any shares of Common Stock that are subject to Awards other than Stock Options or Stock Appreciation Rights shall be counted against this limit as 1.39 shares of Common Stock for every one (1) share of Common Stock delivered under those Awards.

Any shares of Common Stock issued by Ferro through the assumption or substitution of outstanding grants previously made by an acquired corporation or entity shall not reduce the number of shares available for

Awards under this Plan. If any shares of Common Stock subject to any Award granted under this Plan are forfeited or if such Award otherwise terminates without the issuance of such shares or payment of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or nonissuance, shall again be available for grant under this Plan as if such shares had not been subject to an Award. Any shares of Common Stock that again become available for grant under this Plan pursuant to this paragraph shall be added back as (a) one (1) share of Common Stock if such share of Common Stock was subject to an Award of Stock Options or Stock Appreciation Rights and (b) 1.39 shares of Common Stock if such shares of Common Stock were subject to Awards other than Stock Options or Stock Appreciation Rights. With respect to Stock Appreciation Rights settled in shares of Common Stock, the aggregate number of shares subject to the Stock Appreciation Right shall be counted against the number of shares for issuance under this Plan regardless of the number of shares of Common Stock issued upon settlement. Shares of Common Stock tendered by Participants as full or partial payment to Ferro upon exercise of Options or other Awards or to satisfy a Participant’s tax withholding obligations will not increase the shares of Common Stock available for Awards under the Plan.

Subject to adjustment as provided in Section 7 below, a maximum of 500,000 shares of Common Stock will be the subject of Awards granted to any single Participant during any 12-month period.

7. Adjustments Upon Changes in Capitalization.  If the outstanding shares of Common Stock are changed by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Common Stock of Ferro, then the maximum aggregate number and class of shares of Common Stock as to which Awards may be granted under this Plan, the maximums described in Section 6 above, the shares of Common Stock issuable pursuant to then outstanding Awards, and the option price of outstanding stock options and any related Stock Appreciation Rights shall be appropriately adjusted by the Committee. If Ferro makes an extraordinary distribution in respect of Common Stock or effects a pro rata repurchase of Common Stock, the Committee may consider the economic impact of the extraordinary distribution or pro rata repurchase on Participants and make such adjustments as it deems equitable under the circumstances. For purposes of this Section 7,

(a) The term “extraordinary distribution” means a dividend or other distribution of (i) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all pro rata repurchases (for this purpose, including only that portion of the aggregate purchase price of such pro rata repurchases that is in excess of the fair market value of the Common Stock repurchased during such 12-month period), exceeds ten percent of the aggregate fair market value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such extraordinary distribution, or (ii) any shares of capital stock of Ferro (other than shares of Common Stock), other securities of Ferro, evidences of indebtedness of Ferro or any other person, or any other property (including shares of any subsidiary of Ferro), or any combination thereof; and

(b) The term “pro rata repurchase” means a purchase of shares of Common Stock by Ferro, pursuant to any tender offer or exchange offer subject to section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock other than a purchase of shares of Ferro made in an open market transaction.

The determinations of the Committee under this Section 7 shall be final and binding upon all Participants, in the absence of revision by the Board.

8. Assignment and Transfer.  No Award of a Stock Option or a related Stock Appreciation Right shall be transferable by a Participant or Director except by will or the laws of descent and distribution, and Stock Options and Stock Appreciation Rights may be exercised during a Participant’s or Director’s lifetime only by the Participant or Director or the Participant’s or Director’s guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, authorize the transfer of all or a portion of a Stock Option and related Stock

Appreciation Right (other than an incentive stock option), so long as such transfer is made for no consideration, to:

(a) A Participant’s or Director’s spouse, children, grandchildren, parents, siblings and other family members approved by the Committee (collectively, “Family Members”);

(b) Trust(s) for the exclusive benefit of such Participant, Director, or Family Members; or

(c) Partnerships or limited liability companies in which such Participant, Director, or Family Members are at all times the only partners or members.

Any transfer to or for the benefit of Family Members permitted under this Plan may be made subject to such conditions or limitations as the Committee may establish to ensure compliance under the Federal securities laws, or for other purposes. Subject to the terms of the Award, a transferee-Family Member may exercise a Stock Option and/or related Stock Appreciation Right during or after the Participant’s or Director’s lifetime.

The rights and interests of a Participant or Director with respect to any Award made under this Plan other than Stock Options and related Stock Appreciation Rights may not be assigned, encumbered or transferred except, in the event of the death of a Participant or Director, by will or the laws of descent and distribution; provided, however, that the Board is specifically authorized to permit assignment, encumbrance, and transfer of any such other Award if and to the extent it, in its sole discretion, determines that such assignment, encumbrance or transfer would not produce adverse consequences under tax or securities laws and such transfer is made for no consideration.

9. Change of Control.  Except as the Board may expressly provide otherwise, in the event of a Change of Control:

(a) All Stock Options (including Director Stock Options) and Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change of Control;

(b) All restrictions and conditions with respect to all Awards of Restricted Shares then outstanding shall be deemed fully released or satisfied as of the date of the Change of Control, except as set forth in paragraph (d) below;

(c) All previously established Performance Targets necessary to achieve 100% of a Participant’s specified award level for Performance Shares shall be deemed to have been met as of the date of the Change of Control; and

(d) If the Change of Control occurs during a restriction period applicable to an Award of Restricted Shares or during a Performance Period applicable to a Performance Share Award, then Participants will be entitled to receive a prorata proportion of the Award that would have been distributed to them at the end of the applicable restriction period or Performance Period, based upon the portion of the applicable restriction period or Performance Period during which the Participant’s employment continued.

The value of all outstanding Awards, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to a Change of Control, be cashed out on the basis of the change of Control Price. Change of Control Price means the higher of (i) the closing price on the New York Stock Exchange for the Common Stock on the date of such Change of Control or (ii) the highest price per share of Common Stock actually paid in connection with such Change of Control.

For purposes of this Section 9, the term “Change of Control” means a change of control of Ferro of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 6 (e) of Schedule 14A of Regulation 14A (or any successor provision) promulgated under the Exchange Act; provided that, without limitation, a Change of Control shall be deemed to have occurred at such time as (i) any “person” (within the meaning of section 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Ferro representing 50% or more of the combined voting power of Ferro’s then outstanding securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election, by Ferro’s shareholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period (iii) a merger or consolidation of Ferro occurs, other than a merger or consolidation that would result in Ferro’s shareholders holding securities that represent immediately after the merger or consolidation more than fifty percent (50%) of the voting securities of either Ferro or the other entity that survives such merger or consolidation (or the parent of such entity) or (iv) Ferro sells or otherwise disposes of all or substantially all of Ferro’s assets to an entity that is not controlled by Ferro or its shareholders; provided, however, that no Change of Control shall be deemed to occur solely as a result of the acquisition of any securities of Ferro by a trust exempt from tax under Section 501(a) of the Code that is formed for the purpose of providing retirement or other benefits to employees of Ferro, any subsidiary or any affiliate.

10. Employee Rights Under this Plan.  No employee or other person shall have any claim or right to be granted any Award under this Plan. Neither this Plan nor any action taken under this Plan shall be construed as giving any employee any right to be retained in the employ of Ferro or any subsidiary or affiliate.

11. Settlement by Subsidiaries and Affiliates.  Settlement of Awards held by employees of subsidiaries or affiliates shall be made by and at the expense of such subsidiary or affiliate. Ferro either will sell or contribute, in its sole discretion, to the subsidiary or affiliate, the number of shares needed to settle any Award that is granted under this Plan. In addition, with respect to Participants who are foreign nationals or employed outside the United States, or both, the Committee may cause Ferro or a subsidiary or affiliate to adopt such rules and regulations, policies, sub-plans or the like as may, in the judgment of the Committee, be necessary or advisable in order to effectuate the purposes of this Plan.

12. Securities Law Issues.  The Committee may require each Participant acquiring Common Stock pursuant to an Award under the Plan to represent to and agree with Ferro in writing that the Participant is acquiring the Common Stock without a view to distribution thereof. Any certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All shares of Common Stock or other securities issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any certificates for such shares to make appropriate reference to such restrictions or to cause such restrictions to be noted in the records of Ferro’s stock transfer agent and any applicable book entry system.

13. Taxes.  No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to Ferro, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to such amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including unrestricted Common Stock previously owned by the Participant or Common Stock that is part of the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any election by a Section 16 Participant to settle such tax withholding obligation with Common Stock that is previously owned by the Participant or part of such Award shall be subject to prior approval by the Committee, in its sole discretion which may be granted in the applicable Award Agreement. The obligations of Ferro under the Plan shall be conditional on such payment or arrangements and Ferro, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

14. Amendment or Termination.  Ferro reserves the right to amend, modify or terminate this Plan or any Award at any time by action of the Committee or the Board, however, any amendment or modification that (i) increases the benefits to Participants, increases the number of shares subject to the Plan or modifies the requirements for participation in the Plan or (ii) must be approved by shareholders as required pursuant to Section 4 of this Plan or any applicable law, regulation or rule, including any rule relating to the listing on a national securities exchange of Common Stock, shall not be effective unless and until shareholder approval has been obtained. If an amendment, modification or termination impairs the rights of a Participant, the consent of such Participant to amend, modify or terminate an outstanding Award Agreement is required. Subject to the above provisions, the Committee shall have all necessary authority to amend this Plan, clarify any provision or take into account changes in applicable securities and tax laws or accounting rules in administering this Plan.

15. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Ferro without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by Ferro from time to time) and (ii) Ferro makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then Ferro shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after the Participant’s separation from service.

16. Effective Date and Term of Plan.  This Plan is adopted by the Board as of February 26, 2010, subject to subsequent approval by Ferro shareholders. No Awards shall be made under this Plan after December 31, 2020, provided that any Awards outstanding on such date shall not be affected and shall continue in accordance with their terms.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 30, 2010:

This Proxy Statement and annual report to security holders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy.

Note

Under rules of the Securities and Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.641.8580.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. EST on April 29, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/FOE • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 – 4 and AGAINST Proposal 5.

1.	ELECTION OF DIRECTORS									+
Nominees for terms expiring in 2013:

		For	Withhold		For	Withhold		For	Withhold

	01 - Richard C. Brown	☐	☐	02 - Gregory E. Hyland	☐	☐	03 - Ronald P. Vargo	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the 2010 Long-Term Incentive Plan	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant	☐	☐	☐

4.	Approval of an amendment to the Ferro Corporation Code of Regulations	☐	☐	☐	5.	If properly presented, a shareholder proposal	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Ferro Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 30, 2010
The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Sallie B. Bailey and Peter T. Thomas, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2010 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.
IMPORTANT NOTICE TO PARTICIPANTS IN THE SAVINGS AND STOCK OWNERSHIP PLAN AND/OR THE 401(k) PLAN
As a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EST on April 28, 2010, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.
Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees, FOR Proposals 2 - 4 and AGAINST Proposal 5, noted on the reverse side.
IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE